UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OLD DOMINION FREIGHT LINE, INC.
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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way
Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Thursday, May 22, 2014, at 10:00 a.m. Eastern Daylight Time, in our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360, for the following purposes:

1.
To elect eight directors to our Board of Directors for one-year terms and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

4.	To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 19, 2014, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Ross H. Parr
Vice President – Legal Affairs,
General Counsel and Secretary

Thomasville, North Carolina
April 17, 2014

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number, the Internet or by signing, dating and returning the accompanying proxy card promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Instructions regarding the different voting options that we provide are contained in the accompanying proxy statement.

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices: 500 Old Dominion Way
Thomasville, North Carolina 27360
___________________

PROXY STATEMENT
___________________

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 22, 2014:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2013 Annual Report to Shareholders are available on our corporate website at www.odfl.com/company/proxy.shtml.
This proxy statement is first being sent to shareholders on or about April 17, 2014, in connection with the solicitation of proxies by and on behalf of the Board of Directors of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held in our principal executive offices, 500 Old Dominion Way, Thomasville, North Carolina 27360 on Thursday, May 22, 2014, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
•	Time and Date	10:00 a.m., Thursday, May 22, 2014
•	Place	Old Dominion’s principal executive office
500 Old Dominion Way
Thomasville, North Carolina 27360
•	Record Date	March 19, 2014
•	Voting
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on at the meeting.

•	Admission
If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive office. See page 4 for further instructions.

Meeting Agenda/Proposals
		Board Vote	Page Reference
		Recommendation	(for more detail)

•	Election of eight directors	FOR ALL	9
•	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	40
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014	FOR	41

Transact other business that properly comes before the meeting

Election of Directors

Our directors are elected annually for one-year terms, and each of the nominees currently is serving as a director of Old Dominion. The following table provides summary information about each director nominee. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

						Committees
Name	Age	Director	Occupation	Experience/	Independent	AC	CC	GNC
		Since		Qualification

Earl E. Congdon	83	1952	Executive Chairman of the Board of Directors, Old Dominion	Leadership, Industry, Operations, Strategy

David S. Congdon	57	1998	President and CEO, Old Dominion	Leadership, Industry, Operations, Strategy

J. Paul Breitbach	76	2003	Private investor	Leadership, Accounting, Management	X	X		X

John R. Congdon, Jr.	57	1998	Chairman of the Board of Directors, Old Dominion Truck Leasing, Inc.	Leadership, Fleet Management, Logistics

Robert G. Culp, III	67	2003	Chairman of the Board of Directors, Culp, Inc.	Leadership, Global	X	X	C

John D. Kasarda, Ph.D.	68	2008	Professor and Director of Center for Air Commerce for Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill	Leadership, Economic Development, Logistics	X			C

Leo H. Suggs	74	2009	Private investor	Leadership, Logistics, Operations	X		X	X

D. Michael Wray	53	2008	President, Riverside Brick & Supply Company, Inc.	Leadership, Accounting, Management	X	C	X

AC	Audit Committee			GNC	Governance and Nomination Committee

CC	Compensation Committee			C	Committee Chair

Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our shareholders.

Ratification of Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Executive Compensation Elements

Type	Form	General Purpose and Terms

Cash	Base Salary	Retention component that is reviewed annually and adjusted as needed, and executives are generally eligible for annual increase.

Non-Equity Performance Incentive Plan
Motivates and rewards performance by linking a significant portion of compensation to profitability. Earned monthly based upon a fixed percentage, or participation factor, of our pre-tax income. No payment unless pre-tax income exceeds a required minimum performance threshold.

Equity-based	Phantom Stock
Aligns executive compensation with shareholder value and provides a long-term benefit that supplements our 401(k) plan. Generally vests in increments of 20% per year, subject to continued service requirements, and can be settled only in cash.

Other Employee Benefits	401(k) Plan	Retirement plan with company match; receive the same benefit as all employees.

	Nonqualified Deferred Compensation Plan	Supplemental retirement benefit; can defer significant percentages of annual base salary and monthly non-equity performance-based incentive compensation.

Fiscal 2013 Compensation Decisions

The principal factors in the Compensation Committee’s executive compensation decisions for 2013 were our financial performance, the relationship of executive compensation to our income before taxes, the amount of compensation that is performance-based, and the review and analysis conducted by its independent compensation consultant, Pearl Meyer & Partners. Based on the improvement in our financial results during 2012 and the outlook for 2013, the Compensation Committee approved a 3% increase in the base salaries for our named executive officers as well as all other officers effective in January 2013. For 2013, our year-over-year revenue increased 9.5% to $2.3 billion, our net income increased 21.6% to $206.1 million, and our earnings per diluted share grew 21.3% to $2.39. In keeping with our philosophy of pay-for-performance, the improvement in our financial performance during 2013 also resulted in increases in our Performance Incentive Plan, or PIP, payouts to our officers, including our named executive officers, as compared to 2012, and these PIP payouts were directly aligned with our performance. As a result, total cash compensation as a group for our named executive officers increased 16.9% in 2013 from 2012, which was less than the 20.4% increase in our income before taxes for the same period.

We believe our compensation program aligns executive compensation with both our business objectives and the interests of our shareholders.

Fiscal 2013 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers, to whom we refer collectively as our named executive officers, for the fiscal year ended December 31, 2013.

			Non-Equity
		Stock	Incentive Plan	All Other	Total
	Salary	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	($)

Earl E. Congdon	$540,453	$278,695	$3,418,332	$64,003	$4,301,483
Executive Chairman of the Board

David S. Congdon	$540,453	$278,695	$3,418,332	$73,027	$4,310,507
President, Chief Executive Officer and Director

Greg C. Gantt	$397,392	$204,924	$1,150,400	$16,049	$1,768,765
Executive Vice President and Chief Operating Officer

J. Wes Frye	$322,677	$166,392	$920,320	$19,068	$1,428,457
Senior Vice President – Finance, Chief Financial Officer and Assistant Secretary

Cecil E. Overbey, Jr.	$238,435	$122,940	$657,371	$21,842	$1,040,588
Senior Vice President – Strategic Development

2015 Annual Meeting

•			Shareholder proposals submitted pursuant to Securities and Exchange Commission, or SEC, Rule 14a-8 must be received by us by December 18, 2014.

•			Notice of shareholder proposals outside of SEC Rule 14a-8 must be received by us no earlier than November 18, 2014 and no later than December 18, 2014.

GENERAL INFORMATION

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. This solicitation is being made by mail and may also be made in person or by fax, telephone, or Internet by our officers or employees. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in so doing.

The accompanying proxy is for use at the Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner's name through our transfer agent may vote by either (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the on-line instructions; or (iii) calling the toll-free telephone number identified on the proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Wednesday, May 21, 2014. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that institution by mail in lieu of a proxy card. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. Many banks and brokerage firms participate in Broadridge Financial Solutions, Inc.'s online program. This program provides eligible shareholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. The Broadridge Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on Wednesday, May 21, 2014. The Broadridge Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. If the voting instruction form does not reference Internet or telephone information, or if the shareholder prefers to vote by mail, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

If you decide to attend the meeting in person, upon your arrival you will need to register with our receptionist in the main lobby of our principal executive offices at 500 Old Dominion Way, Thomasville, North Carolina 27360. Please be sure to have your state or government issued photo identification with you at the time of registration. After a determination that you are a registered holder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room and attend our annual meeting. If you are not a registered shareholder but beneficially own shares of our common stock as of the record date, please be sure that you bring your state or government issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the meeting) to present to us at the time of registration.

The Board of Directors has fixed March 19, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 19, 2014, there were 86,164,917 outstanding shares of our common stock, each entitled to one vote. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the applicable rules governing such brokers, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote using their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. The proposals to elect our directors and approve the compensation of our named executive officers are considered “non-discretionary,” which means that brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

The voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 - Election of Directors: With respect to this proposal, you may cast your vote “for all,” “withhold all” or “for all except” with respect to the director nominees. Assuming the existence of a quorum, the nominees receiving a plurality of the votes cast by the shares entitled to vote will be elected as directors.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting. For this non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes (if any) will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to any of these proposals and, therefore, will have no effect on the outcome of the vote for any of these proposals.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on an advisory basis, of the compensation of our named executive officers and “for” the ratification of the appointment of our independent registered public accounting firm. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Corporate Secretary in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy attends the Annual Meeting and elects to vote in person.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, the only class of voting security, as of March 19, 2014, or such other date as indicated in the footnotes to the table, for (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each director; (iii) each executive officer; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360. As of March 19, 2014, and in compliance with our securities trading policy, none of our directors or executive officers have pledged our common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent
Jeffrey W. Congdon (2) 7511 Whitepine Road Richmond, VA 23237	7,222,164	8.4%
John R. Congdon, Jr. (3) 7511 Whitepine Road Richmond, VA 23237	6,942,162	8.1%
The London Company (4) 1801 Bayberry Court, Suite 301 Richmond, VA 23226	5,648,175	6.6%
David S. Congdon (5)	4,670,304	5.4%
Audrey L. Congdon (6)	4,578,788	5.3%
Earl E. Congdon (7)	3,087,287	3.6%
Susan C. Terry (8) 7511 Whitepine Road Richmond, VA 23237	1,504,002	1.8%
J. Wes Frye (9)	42,864	*
Kevin M. Freeman (10)	17,478	*
J. Paul Breitbach	4,631	*
Robert G. Culp, III (11)	3,768	*
Greg C. Gantt (10)	2,780	*
Leo H. Suggs	2,400	*
D. Michael Wray	2,250	*
John D. Kasarda	2,250	*
Cecil E. Overbey, Jr. (10)	1,073	*
David J. Bates (10)	330	*
Ross H. Parr (10)	74	*
All Directors and Executive Officers as a Group (14 persons) (12)	14,133,675	16.4%
________________
*    Less than 1%

(1)
Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder's name. Beneficial ownership was determined from public filings, representations by the named shareholders and the Old Dominion Freight Line, Inc. 401(k) Plan.

(2)
Includes (i) 814,285 shares held as trustee of the Jeffrey W. Congdon Revocable Trust; (ii) 76,088 shares held as trustee of the Jeffrey W. Congdon 2009 GRAT; (iii) 42,083 shares held as trustee of the Jeffrey W. Congdon 2010 GRAT #2; (iv) 76,943 shares held as trustee of the Jeffrey W. Congdon 2012 GRAT #1; (v) 101,798 shares held as trustee of the Jeffrey W. Congdon 2012 GRAT #2; (vi) 50,000 shares held as trustee of the Jeffrey W. Congdon 2013 GRAT #1; (vii) 50,000 shares held as trustee of the Jeffrey W. Congdon 2013 GRAT #2; (viii) 439,209 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry; (ix) 439,168 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; (x) 439,209 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (xi) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Natalie Grace Bagwell; (xii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Leyton Andrew Bagwell; (xiii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Harley Virginia Terry; (xiv) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Brinkley Louise Terry; (xv) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Lillian Everett Terry; (xvi) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Jack Daniel Terry; (xvii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Bailey Hunter Terry; (xviii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Henry Lawson Bagwell; (xix) 399,886 shares held as trustee of the John R. Congdon Trust for Mary Evelyn Congdon; (xx) 394,463 shares held as trustee of the John R. Congdon Trust for Peter Whitefield Congdon; (xxi) 399,890 shares held as trustee of the John R. Congdon Trust for Michael Davis Congdon; (xxii) 85,193 shares held as trustee of the John R. Congdon, Jr. GRAT Remainder Trust; (xxiii) 2,675,566 shares held through shared voting and investment rights as co-manager of Congdon Family, LLC; and (xxiv) 643,078 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Irrevocable Trust. This amount also includes 85,193 shares held by the Jeffrey W. Congdon GRAT Remainder Trust, with respect to which Jeffrey W. Congdon disclaims beneficial ownership. Jeffrey W. Congdon is a member of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)
Includes (i) 849,702 shares held as trustee of the John R. Congdon, Jr. Revocable Trust; (ii) 76,088 shares held as trustee of the John R. Congdon, Jr. 2009 GRAT; (iii) 42,083 shares held as trustee of the John R. Congdon, Jr. 2010 GRAT #2; (iv) 76,943 shares held as trustee of the John R. Congdon, Jr. 2012 GRAT #1; (v) 101,798 shares held as trustee of the John R. Congdon, Jr. 2012 GRAT #2; (vi) 50,000 shares held as trustee of the John R. Congdon, Jr. 2013 GRAT #1; (vii) 50,000 shares held as trustee of the John R. Congdon, Jr. 2013 GRAT #2; (viii) 439,209 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Kathryn Lawson Terry; (ix) 439,168 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Nathaniel Everett Terry; (x) 439,209 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Trust for Hunter Andrew Terry; (xi) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Natalie Grace Bagwell; (xii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Leyton Andrew Bagwell; (xiii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Harley Virginia Terry; (xiv) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Brinkley Louise Terry; (xv) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Lillian Everett Terry; (xvi) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Jack Daniel Terry; (xvii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Bailey Hunter Terry; (xviii) 1,264 shares held through shared voting and investment rights as co-trustee of the Susan C. Terry Irrevocable Trust Agreement fbo Henry Lawson Bagwell; (xix) 437,637 shares held as trustee of the John R. Congdon Trust for Mark Ross Congdon; (xx) 437,259 shares held as trustee of the John R. Congdon Trust for Jeffrey Whitefield Congdon, Jr.; (xxi) 1,962 shares held as trustee of the Page Elizabeth Conway Irrevocable Trust; (xxii) 1,962 shares held as trustee of the Katherine Sirles Conway Irrevocable Trust; (xxiii) 85,193 shares held as trustee of the Jeffrey W. Congdon GRAT Remainder Trust; (xxiv) 2,675,566 shares held through shared voting and investment rights as co-manager of Congdon Family, LLC; and (xxv) 643,078 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Irrevocable Trust. This amount also includes 85,193 shares held by the John R. Congdon, Jr. GRAT Remainder Trust, with respect to which John R. Congdon, Jr. disclaims beneficial ownership. John R. Congdon, Jr. is a member of a group under Section 13(d) of the Exchange Act.

(4)
Information was obtained from a Schedule 13G/A filed on February 12, 2014 with the SEC by The London Company. The London Company reports sole power to vote, or direct the vote of, 5,248,663 shares. The London Company reports sole power to dispose, or direct the disposition of, 5,248,663 shares. The London Company reports shared power to dispose, or direct the disposition of, 399,512 shares. All shares are owned by various investment advisory clients of The London Company, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Exchange Act, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than The London Company have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the total outstanding common shares.

(5)
Includes (i) 48,862 shares owned in the named shareholder's 401(k) retirement plan; (ii) 896,474 held as trustee of the David S. Congdon Revocable Trust, dated December 3, 1991; (iii) 91,580 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon; (iv) 91,581 shares held as trustee of an Irrevocable Trust, dated December 18. 1998, fbo Kathryn Congdon; (v) 91,581 shares held as trustee of an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon; (vi) 224,043 shares held as trustee of the David S. Congdon Grantor Retained Annuity Trust 2012; (vii) 385,781 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992; (viii) 155,946 shares held as trustee of the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004; (ix) 629,776 shares held through shared voting and investment rights with the shareholder's spouse as trustee of the David S. Congdon Irrevocable Trust #1, dated December 1, 1992; (x) 160,283 shares owned by the shareholder's daughter as trustee of the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006; (xi) 160,283 shares owned by the shareholder's daughter as trustee of the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006; (xii) 160,283 shares owned by the shareholder's daughter as trustee of the Ashlyn Lane Congdon Revocable Intervivos Trust, dated December 7, 2010; (xiii) 316,405 shares held through shared voting and investment rights as co-trustee of the 1998 Earl E. Congdon Family Trust; (xiv) 318,357 shares held through shared voting and investment rights as co-trustee of the Earl and Kathryn Congdon Family Irrevocable Trust - 2011; (xv) 89,375 shares held through shared voting and investment rights with the shareholder's spouse as trustee of the Helen S. Congdon Revocable Inter Vivos Trust, dated April 24, 2012; (xvi) 45,975 shares held through shared voting and investment rights with the shareholder's spouse as trustee of the Seay Family Trust, dated November 21, 2012; (xvii) 157,743 shares held through shared voting and investment rights with the shareholder's spouse as trustee of the David S. Congdon Irrevocable Trust #2, dated November 18, 1999; and (xviii) 645,976 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon GRAT Remainder Trust.

(6)
Includes (i) 28,580 shares owned of record by the named shareholder; (ii) 1,191,715 shares held as trustee of the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; (iii) 215,844 shares held as trustee of the Karen C. Pigman February 2011 Grantor Retained Annuity Trust; (iv) 91,581 shares held as trustee of an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; (v) 91,581 shares held as trustee of an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; (vi) 258,957 shares held as trustee of the Melissa Penley Trust #1; (vii) 258,957 shares held as trustee of the Matthew Penley Trust #1; (viii) 258,954 shares held as trustee of the Mark Penley Trust #1; (ix) 159,903 shares held as trustee of the Seth Morgan Yowell Irrevocable Inter Vivos Trust, dated August 25, 2010; (x) 159,903 shares held as trustee of the Megan Elise Yowell Irrevocable Inter Vivos Trust, dated August 25, 2010; (xi) 224,043 shares held as trustee of the Audrey Lee Congdon Grantor Retained Annuity Trust 2012; (xii) 210,130 shares held as trustee of the Karen C. Pigman Irrevocable Trust Number One; (xiii) 55,545 shares held as trustee of the David S. Congdon and Helen S. Congdon Irrevocable Inter Vivos Trust, dated April 20, 2011; (xiv) 30,502 shares held as trustee of the John B. Yowell Family Trust, fbo Seth Morgan Yowell; (xv) 61,855 shares held as trustee of the John B. Yowell Family Trust, fbo Megan Elise Yowell; (xvi) 645,976 shares held through shared voting and investment rights as co-trustee of the Earl E. Congdon GRAT Remainder Trust; (xvii) 316,405 shares held through shared voting and investment rights as co-trustee of the 1998 Earl E. Congdon Family Trust; and (xviii) 318,357 shares held through shared voting and investment rights as co-trustee of the Earl and Kathryn Congdon Family Irrevocable Trust - 2011.

(7)
Includes (i) 1,165,922 shares held as trustee of the Earl E. Congdon Trust - 1990; (ii) 448,087 shares held as trustee of the Earl E. Congdon Grantor Retained Annuity Trust 2012; and (iii) 45,147 shares owned in the named shareholder's 401(k) retirement plan. Also includes (i) 558,112 shares owned beneficially by Kathryn W. Congdon, Earl E. Congdon's spouse, as trustee of the Kathryn W. Congdon Trust - 1990; (ii) 224,043 shares owned beneficially by Kathryn W. Congdon as trustee of the Kathryn W. Congdon Grantor Retained Annuity Trust 2012; and (iii) 645,976 shares owned beneficially by the Earl E. Congdon 2003 GRAT Remainder Trust, with respect to all of which Earl E. Congdon disclaims beneficial ownership.

(8)
Includes (i) 860,924 shares held as trustee of the Susan C. Terry Revocable Trust and (ii) 643,078 shares held through shared voting and investment rights as co-trustee of the John R. Congdon Irrevocable Trust. This amount does not include shares held by Congdon Family, LLC. The Susan C. Terry Revocable Trust is a member of Congdon Family, LLC. However, Susan C. Terry does not serve as a manager of Congdon Family, LLC and therefore does not have voting or dispositive power over such shares. Susan C. Terry is a member of a group under Section 13(d) of the Exchange Act.

(9)
Includes (i) 22,259 shares owned of record by the named shareholder; (ii) 17,750 shares owned in the named shareholder's 401(k) retirement plan; and (iii) 2,855 shares owned by the named shareholder's spouse.

(10)	All shares are owned in the named shareholder's 401(k) retirement plan.

(11)	All shares are owned by the named shareholder's spouse.

(12)
The group of all current directors and executive officers includes 645,976 shares that have shared voting power between individuals within the group. These shares are counted only once in the total for the group.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve. Our Board of Directors, upon the recommendation of the Governance and Nomination Committee, has determined that the Board shall consist of eight directors. Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Governance and Nomination Committee has recommended, and the Board of Directors has approved, the eight individuals named below to serve as directors until our next annual meeting and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee, their position with us, certain board memberships, and the nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well-qualified to serve as a member of our Board are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors, if elected.

Earl E. Congdon (83) joined us in 1949 and has served as a director since 1952. Mr. Congdon was our President and Chief Executive Officer from 1962 until 1985 and served as Chairman of our Board of Directors and Chief Executive Officer from 1985 through 2007. In October 2007, the Board of Directors appointed Mr. Congdon to his current position as Executive Chairman of the Board of Directors, effective January 1, 2008. He is the son of E. E. Congdon, one of our founders, the father of David S. Congdon and the uncle of John R. Congdon, Jr. Through his 65 years of experience with us, including 45 years as our Chief Executive Officer, Mr. Congdon helped transform Old Dominion from a small regional company to an international, publicly-traded company through geographic expansion and acquisitions. As a result, he brings to our Board first-hand knowledge of the opportunities and challenges facing us and the less-than-truckload (“LTL”) industry. Mr. Congdon has valuable insight into the execution of our strategic, long-term objectives and is keenly aware of the operating complexities of the transportation industry.

David S. Congdon (57) was appointed President and Chief Executive Officer effective January 1, 2008. Mr. Congdon served as our President and Chief Operating Officer from May 1997 to December 2007 and in various positions in operations, maintenance and engineering between 1978 and 1997. He became a director in 1998 and is the son of Earl E. Congdon. Mr. Congdon, through his 36 years of service to us, including 17 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions. He has experience leading us through difficult operating conditions and has guided Old Dominion to sustained profitability. The Board benefits from Mr. Congdon’s critical knowledge of the LTL industry, as well as his deep understanding of the operational and regulatory complexities that we must address as a publicly-traded trucking company.
J. Paul Breitbach (76) was elected a director in 2003. From 1992 until his retirement in 2001, Mr. Breitbach was employed by Krispy Kreme Doughnuts, Inc., where he held Executive Vice President positions in Finance and Administration, as well as Support Operations. As Executive Vice President of Finance and Administration, Mr. Breitbach also served as Krispy Kreme's Chief Financial Officer. He was employed by Price Waterhouse from 1960 to 1992 and served in various audit and management positions, including Audit Partner. From May 2002 to December 2008, Mr. Breitbach also served on the Board of Directors of the Shepherd Street Funds, Inc. As a result of his prior experience, including 32 years of experience in public accounting, Mr. Breitbach brings to the Board extensive knowledge of accounting and management and a solid understanding of financial statement oversight and disclosures.
John R. Congdon, Jr. (57) was elected a director in 1998. He currently serves as the Chairman of the Board of Directors of Old Dominion Truck Leasing, Inc., where he has been employed since May 1979. Mr. Congdon has 35 years of experience in the trucking industry and brings to the Board extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment. As Chairman of the Board of Old Dominion Truck Leasing, Mr. Congdon also brings experience in board management.
Robert G. Culp, III (67) was elected a director in 2003 and has served as our Lead Independent Director since January 2010. Mr. Culp is the Chairman of the Board of Directors of Culp, Inc., a publicly-traded producer of upholstery and mattress fabrics, which he co-founded in 1972. Mr. Culp, who served as the CEO of Culp, Inc. for several decades, has significant knowledge of business leadership and is well aware of the complexities of the financial and regulatory requirements facing public companies. Mr. Culp has also gained experience regarding the challenges and opportunities of developing global operations, as Culp, Inc. expanded its operations into Canada and China under his leadership. Mr. Culp serves on the Board of Directors of Leggett & Platt, Incorporated, an S&P 500 diversified, multi-national manufacturer of home, office and automobile products. Mr. Culp also formerly served on the Board of Directors of Stanley Furniture Company, Inc. until he resigned from that position effective in December 2011. His guidance in international business matters is valuable to our Board as Old Dominion continues to expand its global service offerings.
John D. Kasarda, Ph.D. (68) has served as a director since January 2008. Dr. Kasarda is a professor and the Director of the Center for Air Commerce for the Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill. Dr. Kasarda has been employed by this university since 1977. Dr. Kasarda also serves on the Board of Directors of Prologis Institutional Alliance REIT II. He brings a unique perspective to our Board due to his breadth of knowledge in economic development, transportation and logistics, combined with his entrepreneurial experience and insight with respect to the trucking industry.
Leo H. Suggs (74) was elected as a director in 2009. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman, President and Chief Executive Officer of Overnite Transportation Company from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006. As President and Chief Executive Officer of Overnite Transportation, and as a member of its Board of Directors from November 2003 to May 2005, Mr. Suggs gained extensive knowledge about managing a union-free carrier in the LTL industry. He understands the opportunities and challenges facing the LTL industry, and has first-hand knowledge of merger and acquisition considerations and strategies. Mr. Suggs currently serves on the Board of Directors of each of privately-held Greatwide Logistics Services, a provider of transportation and logistics management services, and The Kenan Advantage Group, Inc., a tank truck hauler and logistics provider. We believe that Mr. Suggs is invaluable to our Board as an advisor on logistics services and LTL operations.

D. Michael Wray (53) was elected as a director in 2008 and is the President of Riverside Brick & Supply Company, Inc., a distributor of masonry materials in central Virginia. Mr. Wray has served in that position since 1998 and was formerly its Vice President and General Manager from 1996 to 1998. From 1992 to 1995, Mr. Wray was employed by Ruff Hewn, Inc., an apparel designer and manufacturer, where he held positions including Chief Financial Officer and Treasurer. Mr. Wray also served in various audit and management positions with Price Waterhouse from 1982 to 1992. The Board benefits from his experience in public accounting, which included experience with the transportation industry. In addition, he has extensive knowledge of accounting and a valuable understanding of financial statement oversight and disclosures gained from his experience as a chief financial officer. Mr. Wray also brings company leadership and business management expertise to his service on our Board as a result of his ongoing responsibilities as President of Riverside Brick & Supply Company, Inc.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

EXECUTIVE OFFICERS

The following provides certain information about our executive officers who are not directors:

Greg C. Gantt (58) was appointed Executive Vice President and Chief Operating Officer in June 2011 after serving as our Senior Vice President - Operations since January 2002. Mr. Gantt joined us in November 1994 and served as one of our regional Vice Presidents from November 1994 to January 2002. Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region.

David J. Bates (49) was appointed Senior Vice President - Operations in October 2011 after serving as our Vice President - Central States Region since July 2007. From March 2002 to July 2007, Mr. Bates served as our service center manager in Harrisburg, Pennsylvania. Mr. Bates has also served in various other positions in operations since joining us in December 1995.

Kevin M. Freeman (55) was appointed Senior Vice President - Sales in January 2011 after serving as our Vice President of Field Sales since May 1997. Mr. Freeman has over 35 years of experience in the transportation industry, and has held various positions in sales with Old Dominion since joining us in February 1992.

J. Wes Frye (66) has served as our Senior Vice President - Finance since May 1997. He has also served as our Chief Financial Officer since joining us in February 1985, held the position of Treasurer from February 1985 to June 2011 and has held the position of Assistant Secretary since December 1987. Mr. Frye is a Certified Public Accountant.

Cecil E. Overbey, Jr. (52) was appointed Senior Vice President - Strategic Development in January 2011 after serving as our Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 30 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing.

Ross H. Parr (42) was appointed Vice President - Legal Affairs, General Counsel and Secretary in May 2012 after serving as our Vice President, Deputy General Counsel and Assistant Secretary since joining us in August 2011. From August 2003 to December 2007 Mr. Parr was an associate, and from January 2008 to August 2011 he was a member, at the law firm Womble Carlyle Sandridge & Rice.

CORPORATE GOVERNANCE

Board Leadership Structure

Historically, our Chairman of the Board has also served as our Chief Executive Officer, and these dual roles were held for many years by our current Executive Chairman of the Board, Earl E. Congdon. In 2007, however, following Earl E. Congdon's decision to resign from the Chief Executive Officer position effective on January 1, 2008, the Board determined that it was in the best interests of our shareholders to appoint David S. Congdon, who had been serving as our President and Chief Operating Officer, as our Chief Executive Officer and redesignate Earl E. Congdon as Executive Chairman of the Board. The Board took these actions because it wanted to preserve the ability of Earl E. Congdon to continue to have a significant executive role on our management team. The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed Robert G. Culp, III in January 2010 to serve as our Lead Independent Director. Our Lead Independent Director's responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Executive Chairman and Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Executive Chairman and our Chief Executive Officer. For these reasons, the Board believes that our current leadership structure is appropriate for us at this time. The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us. As a result, our decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant. The independent directors of the Board consider the Board's leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of independent directors. The Board has determined that Messrs. Breitbach, Culp, Kasarda, Suggs and Wray (collectively, the “independent directors”) are independent in accordance with NASDAQ listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion. In making these determinations, the Board considered information provided by the directors and obtained by us with regard to each director's business and personal activities as they may relate to us and our management. While our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, they met four times in 2013. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. With the exception of John R. Congdon, all directors then in office were present at the previous Annual Meeting that was held on May 31, 2013. Our Board of Directors held four meetings during 2013. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nomination Committee. Each member of the Audit Committee, the Compensation Committee and the Governance and Nomination Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and NASDAQ listing standards. All incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees in 2013.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, consists of D. Michael Wray (Chairman), J. Paul Breitbach and Robert G. Culp, III, each of whom the Board of Directors has determined is independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. The Board of Directors has determined that all Audit Committee members are financially literate and that Mr. Breitbach and Mr. Wray each qualify as an “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is available on our website at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. The Audit Committee met seven times and held nine telephonic meetings in 2013. The Audit Committee holds telephonic meetings after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP (“EY”), the financial results to be included in our periodic filings with the SEC prior to their release.

Compensation Committee

Our Compensation Committee consists of Robert G. Culp, III (Chairman), Leo H. Suggs and D. Michael Wray, each of whom the Board of Directors has determined to be independent pursuant to applicable SEC rules and regulations and NASDAQ listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board of Directors to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. The Compensation Committee is also responsible for reviewing the results of the most recent “say-on-pay” vote and considering whether any adjustments to our compensation policies and practices are necessary or appropriate in light of such “say-on-pay” vote. Please refer to our compensation philosophy described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and director compensation. The Compensation Committee also reviews and evaluates the fees paid to members of our Board of Directors, and recommends changes in our fees paid to our Board of Directors as deemed necessary to maintain alignment with our compensation philosophy.

The Compensation Committee has established and maintains a written charter, which has been approved by the Board of Directors and is available on our website at http://www.odfl.com/company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities. The Compensation Committee met five times in 2013. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities; however, no authority was delegated in 2013.

To assist the Compensation Committee with its review and analysis of executive, non-employee director and employee compensation matters during fiscal 2013, the Compensation Committee engaged an independent compensation consulting firm, Pearl Meyer & Partners, which we refer to as PM&P. PM&P was instructed to review the competitiveness of and provide recommendations on our executive compensation program and non-employee director compensation program, and provide input on executive officer total cash compensation and our short- and long-term incentive programs. For a more detailed discussion of the nature and scope of the role of PM&P, please see “Compensation Discussion and Analysis - Role of the Compensation Consultant” and “Director Compensation - Components of Compensation,” below.

Governance and Nomination Committee

The Governance and Nomination Committee consists of John D. Kasarda (Chairman), J. Paul Breitbach and Leo H. Suggs, each of whom the Board of Directors has determined is independent pursuant to applicable NASDAQ listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors, evaluates and recommends candidates for election as directors (including nominees recommended by shareholders), coordinates the orientation (in conjunction with our Chief Executive Officer) and educational requirements of new and existing directors, develops and implements our corporate governance policies and assesses the effectiveness of the Board of Directors and its committees. The written charter for this committee is available on our website at http://www.odfl.com/Company/corpGovernance.shtml. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board of Directors for approval. Committee members are appointed annually by a majority of the Board of Directors to serve for one-year terms. The Governance and Nomination Committee met four times in 2013.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board's duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, our withhold vote policy, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at http://www.odfl.com/company/corpGovernance.shtml.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at http://www.odfl.com/company/corpGovernance.shtml. To the extent permissible under applicable law, the rules of the SEC and NASDAQ listing standards, we intend to disclose on our website any amendment to our Code of Business Conduct, or any grant of a waiver from a provision of our Code of Business Conduct, that requires disclosure under applicable law, the rules of the SEC or NASDAQ listing standards.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by our Corporate Secretary and be promptly delivered to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chairman of the Governance and Nomination Committee for consideration. When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee: (i) full name, age, and business address; (ii) principal occupation or employment; (iii) number of our shares of common stock beneficially owned; (iv) all information relating to such person that would be required to be disclosed in a proxy statement for the election of directors (including such person's written consent to being named in the proxy statement as a nominee and serving as a director if elected); and (v) a description of all direct and indirect compensation or other material monetary agreements during the past three years, and any other material relationships between or among the nominating shareholder (and his respective affiliates and associates) and the director nominee (and his respective affiliates and associates). The shareholder's nomination must also include, among other things, information regarding the shareholder's economic, voting and other interests that may be material to our and our shareholders' evaluation of the director nominee. Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3, Section 6 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers candidates submitted by directors, as well as self-nominations by directors, and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management's effectiveness.

In seeking and evaluating prospective director nominees, diversity in gender, race, ethnicity, culture, tenure of Board service, viewpoint, geography, and other qualities and attributes are important factors to consider in connection with the criteria outlined above and equal opportunity principles. Although we do not have a formal policy for the consideration of diversity in identifying director nominees, we and the Governance and Nomination Committee are committed to the consideration of diversity in connection with the criteria outlined above and as set forth in our Corporate Governance Guidelines when recommending director nominees so that the Board, as a whole, will possess the appropriate background, skills, experience and expertise to oversee our business. Although we and the Governance and Nomination Committee believe that the current composition of the Board of Directors reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders at this time, we will continue to consider diversity factors as we evaluate the current and future composition of our Board. The Governance and Nomination Committee regularly monitors the effectiveness of its prospective director evaluation process, including its consideration of diversity, through our internal self-evaluation process in which directors discuss and evaluate the composition and functioning of the Board and its committees.

After the prospective director evaluation process is concluded, the Governance and Nomination Committee selects and submits nominees to the Board for further consideration and approval.

Effect of Withheld Votes on an Uncontested Election

In an uncontested election of directors, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall immediately offer his or her resignation for consideration by the Governance and Nomination Committee. This resignation is conditioned upon the Board's acceptance and thus shall not be effective unless and until the Board of Directors, after considering the recommendation of the Governance and Nomination Committee, accepts the director nominee's offer to resign. Nevertheless, if the director nominee does not wish to remain a director, he or she shall so state and shall tender a non-conditional resignation, which shall be effective as of the date thereof.

The Governance and Nomination Committee will promptly consider the director nominee's offer to resign and will recommend to the Board of Directors whether to accept or reject it. In making this recommendation, the Governance and Nomination Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reasons, if any, why shareholders "withheld" votes for election from such director nominee, the length of service and qualifications of the director nominee, the director nominee's contributions to us, our Corporate Governance Guidelines, whether accepting the offered resignation would cause us to fail to meet any applicable SEC or NASDAQ requirements and whether the director's resignation from the Board of Directors would be in the best interests of us and our shareholders.

The Board of Directors will act on the Governance and Nomination Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred. In considering the Governance and Nomination Committee's recommendation, the Board of Directors will consider the information and factors considered by the Governance and Nomination Committee and such additional information and factors as the Board of Directors deems relevant.

Any director nominee who offers his or her resignation for consideration pursuant to our Corporate Governance Guidelines will not participate in the Governance and Nomination Committee or Board of Directors deliberations regarding whether to accept the director nominee's offer to resign.

Risk Management

The Board of Directors is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure. Our Chief Executive Officer and Chief Financial Officer are responsible for the assessment and management of our risks and regularly report their findings to our Board directly or through their communications with our Audit Committee. Our Corporate Risk Manager is responsible for identifying, assessing and monitoring risks inherent to our business and providing guidance to senior management and the Audit Committee regarding our enterprise risk management, insurance portfolio, claims management and governance, risk and compliance initiatives. Our Director of Internal Audit also reports risks that are identified during the internal audit process separately to our Chief Executive Officer, Chief Financial Officer, Corporate Risk Manager and our Audit Committee. After gathering and assessing risk information from each of these sources, our Audit Committee reports the results of its review to the Board on a regular basis.

Other committees of the Board have risk oversight responsibility as well. The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters, and the Compensation Committee is primarily responsible for the oversight of risks associated with employment agreements, compensation arrangements and the attraction and retention of qualified employees. The Chairmen of both the Governance and Nomination Committee and the Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Our Lead Independent Director promotes effective communication and consideration of matters presenting significant risks to the Company through his role in coordinating with our Executive Chairman and Chief Executive Officer on meeting agendas, advising committee chairmen, chairing meetings of the independent directors and communicating between the independent directors, our Executive Chairman and our Chief Executive Officer.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve permitted services under $20,000 provided that the Chairman reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chairman is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $20,000, and notify the Chairman at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, in compliance with Section 301 of the Sarbanes-Oxley Act of 2002 and related SEC rules and regulations. The Audit Committee has contracted with a third party to provide a toll-free telephone number and internet service that is staffed 24 hours a day, seven days a week. This service documents the complaint, assigns a reference number to the complaint for tracking purposes and forwards that information, through email, to the Audit Committee Chairman and the Director of Internal Audit. In the event the complaint concerns an internal audit matter, only the Audit Committee Chairman is notified. Either the Audit Committee Chairman or Director of Internal Audit, using whatever resources are required, investigates the complaint. Corrective action, if deemed necessary, is decided upon by the Audit Committee Chairman and then implemented as needed. The identity of the individual submitting the complaint and the details of the complaint remain anonymous throughout this process. We periodically test this process to ensure that complaints are handled in accordance with these procedures.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Culp (Chairman), Suggs and Wray. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2013 that would be required to be disclosed pursuant to the SEC's Item 404 of Regulation S-K. No interlocking relationships exist between our current Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2013 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed on a timely basis.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter, which is reviewed on an annual basis and was most recently revised on May 31, 2013. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and NASDAQ listing standards. Two of the three members of the Audit Committee, including the Chairman, have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations. The Chairman reports the Audit Committee's actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2013, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•
reviewed and discussed our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC, with management and our independent registered public accounting firm, EY;

•	reviewed with management, the internal auditor and EY the audit scope and plan for the audit of the fiscal year ended December 31, 2013; and

•
met with the internal auditor and EY individually, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management. The Audit Committee also has reviewed and discussed with management and EY management’s assessment of the effectiveness of our internal control over financial reporting and EY’s evaluation of our internal control over financial reporting.

The Audit Committee has discussed with EY the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and has discussed with EY that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee,
D. Michael Wray, Chairman
J. Paul Breitbach
Robert G. Culp, III

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based pay and longer-term incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term goal of increasing shareholder value, which is substantially dependent on our achievement of our short-term objectives. We believe a significant portion of executive compensation should be based upon performance and we have designed our elements of compensation accordingly. We do not believe the elements of our executive compensation program encourage excessive risk-taking, and we and our Board review our program periodically to ensure it is operating in accordance with our objectives.

Our executive compensation program ties a significant portion of current cash compensation directly to corporate performance primarily through the Performance Incentive Plan (the “PIP”). As described below, the PIP provides for monthly payouts of a specified percentage of our monthly pre-tax income to the participants, subject to a minimum level of profitability. We believe this plan has been instrumental in motivating our named executive officers and other participating officers to achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to reward loyalty and create shareholder value. Accordingly, our compensation program provides for phantom stock awards linked to the value of our common stock. Awards of phantom stock were granted under the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Phantom Stock Plan”) prior to 2013 and are currently granted under its successor plan, the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “2012 Phantom Stock Plan”), described below, which have vesting and continued service requirements and are linked to the value of our common stock. Other long-term incentives consist primarily of employee deferrals of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which are also described in more detail below.

The principal factors in the Compensation Committee's executive compensation decisions for 2013 were our financial performance, the relationship of executive compensation to the Company's income before taxes, the amount of compensation that is performance-based, and the review and analysis conducted by its independent compensation consultant. With the improvement in our financial results during 2013 and the outlook for 2014, the Compensation Committee approved a 3% increase in the base salaries for our named executive officers as well as all other officers effective in January 2014. This increase followed an earlier increase of approximately 3% provided to non-officer employees effective in September 2013. In keeping with our philosophy of pay-for-performance, the improvement in our financial performance during 2013 also resulted in increases in PIP payouts to our officers, including our named executive officers, as compared to 2012, and these PIP payouts were directly aligned with our performance. As a result, total cash compensation as a group for our named executive officers increased 16.9% in 2013 from 2012, which was less than the 20.4% increase in the Company's income before taxes for the same period.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•	motivate and reward our executives to increase Company earnings;

•	provide the opportunity for a high level of compensation for superior corporate performance as a means to increase long-term shareholder value; and

•	promote and foster an environment of cooperation and “team spirit.”

We also believe it is critical that our executive compensation program is structured to:

•	attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive transportation industry;

•	retain our executives so they can add further value in current and future roles by providing long-term incentives that reward loyalty and retention; and

•	provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Role of Compensation Committee and Independent Directors

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other named executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

David S. Congdon, our President and Chief Executive Officer, has a significant role in the compensation-setting process, including:

•	providing recommendations to the Compensation Committee on business performance targets and objectives;

•	evaluating individual performance; and

•	providing recommendations to the Compensation Committee for salary and equity or non-equity based awards.

Neither Earl E. Congdon, our Executive Chairman, nor David S. Congdon participates in the Compensation Committee's deliberations regarding his individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to him.

The Compensation Committee has the authority to hire outside advisors, such as compensation consultants, to render guidance and assistance when the Committee deems it appropriate and advisable. The Compensation Committee, at its discretion, determines both the frequency that outside consultants are engaged and the scope of work these consultants perform. Prior to selecting or receiving advice from a compensation consultant or other adviser, the Compensation Committee assesses the independence of such adviser and thereafter conducts an annual assessment of any potential conflicts of interest raised by the work of such adviser.

Role of the Compensation Consultant

During fiscal 2013, the Compensation Committee engaged PM&P, an independent compensation consulting firm, to assist it with its review and analysis of executive and non-employee director compensation matters. The Compensation Committee selected PM&P based primarily on its skill sets, strengths, professionals, industry knowledge and resources. PM&P’s analysis of our executive compensation program: (i) included each of our eight executive officer positions; (ii) focused on major elements of direct compensation (salary, short-term incentives, and long-term incentives) and comparisons to market (based on proxy statement and survey data); (iii) included total pay (as reported in proxy statements) compared to peer companies; (iv) showed alignment of actual pay delivered in 2012 compared to 2012 operating performance; (v) included a short-term incentive plan design and sensitivity modeling analysis; and (vi) included a review of our compensation philosophy, Compensation Committee charter, and proxy statement disclosures.

PM&P determined that the same nine publicly-traded transportation companies included in Company management’s 2012 internal analysis continued to be appropriate for PM&P’s analysis conducted during 2013:

Con-way Inc.	Swift Transportation Company	Werner Enterprises, Inc.
J.B. Hunt Transport Services, Inc.	Landstar System, Inc.	Saia, Inc.
YRC Worldwide Inc.	Arkansas Best Corporation	Roadrunner Transportation Systems, Inc.

PM&P performed a review and analysis of the total direct compensation, consisting of salary, short-term incentives, and long-term incentives, provided to our named executive officers in fiscal 2012. Based on its review, PM&P determined that although our executive compensation program was highly variable, it was directly aligned with our operating performance. PM&P further determined that our total direct compensation ranked near the 75th percentile, was directionally aligned with our performance relative to our peer group, and was reflective of our pay philosophy and strong performance in fiscal 2012. As a result of these and other findings, PM&P did not recommend any changes to our executive compensation program for fiscal 2014.

During fiscal 2013, PM&P only worked for the Compensation Committee and performed no additional services for the Company or any of the named executive officers. The Compensation Committee pre-approved all work performed by PM&P.

During fiscal 2013, neither the Compensation Committee nor our management used the services of any other compensation consultant other than PM&P. In connection with its engagement of PM&P, the Compensation Committee conducted a conflict of interest assessment and determined that PM&P was independent and that its engagement did not present any conflicts of interest.

Elements of Compensation

The following discusses each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2013, and where appropriate, 2014 compensation.

Annual Base Salary

We have historically increased the base salaries of our named executive officers annually for an inflationary factor and, in some instances, an incremental adjustment attributable to our overall growth and financial performance. The Compensation Committee also has approved additional salary increases for certain officers, including certain named executive officers, when job performance and/or increased job responsibilities warrant.

The Compensation Committee determined in November 2013 that all officers, including our named executive officers, should receive a 3% increase in base salary to be effective in January 2014. This followed an increase of approximately 3% for our non-officer employees that was effective in September 2013. Our named executive officers previously received a 3% increase in base salary that was effective in January 2013.

The table below reflects the annual base salaries for our named executive officers that have been approved by the Compensation Committee for 2014, and the actual base salaries that were approved and paid in 2013 and 2012:

Named Executive Officer	2014 Base Salary ($)	2013 Base Salary (1) ($)	2012 Base Salary (1) ($)
Earl E. Congdon	557,291	541,059	525,300
David S. Congdon	557,291	541,059	525,300
Greg C. Gantt	409,772	397,837	386,250
J. Wes Frye	332,730	323,039	313,630
Cecil E. Overbey, Jr.	245,864	238,702	231,750

(1)	The base salaries reported in this table and corresponding amounts reflected in the Summary Compensation Table may differ due to the timing of effective dates for base salary changes.

In approving the 3% increase in base salary for our named executive officers that was effective for 2014, the Compensation Committee considered the recommendations of PM&P, the 3% increase provided to non-officer employees, the continued improvement in the Company's financial results and the Company's superior performance as compared to the LTL industry generally. The base salary for each of our named executive officers is at or below the market median, and the 3% increase in base salary was designed only to maintain that level of competitiveness. The Committee also considered, however, that our named executive officers would likely experience significant increases in their total cash compensation due to forecasted increases in payouts under the PIP, which historically have been a significant component of the short-term cash compensation paid to our named executive officers. As a result, the Committee determined that the modest base salary inflationary adjustment of 3% for 2014 was deemed appropriate for our named executive officers.

Non-equity Incentive Plan

During 2013, our named executive officers participated with certain other employees in our PIP, which is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment based upon a fixed percentage, or participation factor, of our pre-tax income if our pre-tax income exceeds 2% of revenue for that month. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The material terms of the PIP were reapproved by our shareholders at our annual meeting held on May 31, 2013. Shareholder approval enabled us to maximize our income tax deductions for compensation paid to certain employees under our cash incentive program pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

The Compensation Committee has determined that the long-term average of “at risk” performance-based cash compensation should be approximately 65% of total cash compensation for the named executive officer group. As this component of “at risk” compensation is performance-based, the Committee understands that there will be periods where the compensation could be lower or higher than this average. As economic conditions and our profitability improved in 2013, the “at risk” cash compensation paid to the named executive officers was between 73.4% and 86.4% of total cash compensation.

The Compensation Committee established the 2013 participation factor for each of our named executive officers at the same level as it was at year-end 2012. Based in part on the recommendation of PM&P, the Compensation Committee also made no change in the participation factors for our named executive officers in making its executive compensation decisions for 2014. The following table shows the 2013 participation factor and the payout (the percentage of our income before income taxes) received by each of our named executive officers for each of 2013 and 2012:

Named Executive Officer	2013 PIP Participation Factors (%)	2013 PIP Payout ($)	2012 PIP Payout ($)
Earl E. Congdon	1.04	3,418,332	2,840,219
David S. Congdon	1.04	3,418,332	2,840,219
Greg C. Gantt	0.35	1,150,400	955,843
J. Wes Frye	0.28	920,320	764,674
Cecil E. Overbey, Jr.	0.20	657,371	546,196

The cash incentive provided by the PIP is determined on a monthly basis and paid to participants only if our pre-tax income exceeds 2% of revenue for that month. We met this minimum threshold of profitability for each month in 2013 and, as a result, our named executive officers received cash compensation from the PIP each month based upon their respective participation factor and our pre-tax income. The percentage increase in PIP payouts in 2013 as compared to 2012 was consistent with (and was actually less than) the percentage increase in our pre-tax income, which reflects our philosophy of pay-for-performance.

The Compensation Committee recognizes that a feature of the PIP is that it can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, it is also the case that the PIP can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved.

The Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated management team that is focused on improving our performance and creating long-term value for our shareholders.

Employee Phantom Stock Plans

We utilize awards of phantom stock to reward our named executive officers for creating shareholder value and to provide a long-term retirement incentive for our named executive officers. These awards are granted under the Phantom Stock Plan and the 2012 Phantom Stock Plan (together with the Phantom Stock Plan, the "Employee Phantom Stock Plans"). Each share of phantom stock awarded to eligible employees under the Employee Phantom Stock Plans represents a contractual right to receive an amount in cash equal to the fair market value of a share of our common stock on the settlement date, provided that vesting provisions have been satisfied. All awards not vested upon termination of employment are forfeited, although the Board of Directors has discretionary authority to modify or accelerate the vesting of awards. No shares of common stock will be issued upon settlement as these awards are settled in cash upon termination of employment. Because of the required vesting period and settlement provisions, this component of compensation generally rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. Vesting and settlement provisions for each plan are discussed below.

Our Board of Directors approved, and we adopted, the Phantom Stock Plan in May 2005. The Phantom Stock Plan expired in May 2012; however, grants under this plan remain outstanding. Awards under the Phantom Stock Plan vest upon the earlier to occur of the following, provided the recipient is employed by us on such date: (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date; (iii) the date of the recipient's death; (iv) the date of the recipient's total disability; or (v) the date the recipient attains the age of 65. If termination of employment occurs for cause or prior to attaining the age of 55, all vested and unvested awards are generally forfeited unless the termination results from death or total disability or the Compensation Committee determines otherwise. Vested phantom stock awards are settled in cash upon the earlier of the recipient's: (i) termination of employment on or after reaching 55 years of age for any reason other than death, total disability, or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Subject to restrictions under Section 409A of the Code, settlements are paid in 24 equal monthly installments.

Following expiration of the Phantom Stock Plan, our Board of Directors approved, and we adopted the 2012 Phantom Stock Plan on October 30, 2012. Under this plan, a maximum of one million shares of phantom stock may be awarded to eligible employees, subject to adjustment to prevent dilution or enlargement caused by changes in our outstanding shares of common stock. Each award vests in 20% increments on the anniversary of the grant date and is fully vested on the fifth anniversary of the grant date provided that the recipient: (i) has been continuously employed by us from the grant date until each respective vesting date; (ii) has been continuously employed by us for at least ten years on the respective vesting date; and (iii) has reached the age of 65 on the respective vesting date. Vesting also occurs on the earliest of: (i) the date of a change in control of our ownership; (ii) the date of the recipient’s death; or (iii) the date of the recipient’s total disability, in each case provided that the recipient has been continuously employed by us from the grant date until the date of the respective event. Vested phantom stock awards are settled in cash on the settlement date, which is the earliest of the date of the recipient's: (i) termination of employment for any reason other than death, total disability or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Settlements are generally paid in 24 equal monthly installments, although recipients may, with respect to each grant, provide for payment in any other manner for up to five years following settlement subject to the limitations set forth in each individual award agreement. Each recipient also has the ability to defer the annual installments payable under an award agreement for a period of five years by filing a written election with the administrator at least one year in advance of the date as of which payment of the annual installments would otherwise commence. Any payment may be delayed, if necessary, to comply with Section 409A of the Code.

While awards under the Employee Phantom Stock Plans are discretionary, it has been our practice to award phantom stock annually during the first quarter of each year based upon the prior year's financial performance. Phantom Stock Plan awards are considered compensation in the year of the award.

The Compensation Committee generally determines the awards based on a percentage of annual base salary in relation to our operating ratio for the previous fiscal year. Since 2008, the Compensation Committee has used the table below to determine the amount of phantom stock grants under the Employee Phantom Stock Plans:

Operating Ratio	Phantom Stock Awards Granted as a % of Annual Base Salary
Greater than 90%	20%
89% to 90%	30%
88% to 89%	40%
Less than 88%	50%

Our operating ratio was 86.6%, 87.7% and 90.8% for years 2012, 2011 and 2010, respectively. The following table reflects the value of phantom stock awarded to each of our named executive officers in the year of the award based on the prior year's operating ratio and valued at the grant date fair value. The value of each award is calculated based on the designated percentage of each named executive officer's annual base salary. For all awards prior to 2013, the number of shares awarded was calculated by dividing the value of each award by the average closing price of our common stock for the fourth, fifth and sixth trading days following the public release of our fourth quarter earnings. For 2013, the number of shares awarded was calculated by dividing the value of each award by the 50-day moving average of a share of our common stock, with such averaging period ending on the trading day immediately preceding the grant date.

Named Executive Officer	Value of Phantom Stock Award ($)
	2013	2012	2011
Earl E. Congdon	278,695	266,886	102,440
David S. Congdon	278,695	266,886	102,440
Greg C. Gantt	204,924	196,240	55,944
J. Wes Frye	166,392	159,356	61,165
Cecil E. Overbey, Jr.	122,940	117,744	(1)

(1)	Mr. Overbey was not a named executive officer for the year ended December 31, 2011.

Our operating ratio was 85.5% in 2013. As a result, the Compensation Committee approved grants of phantom stock under the 2012 Phantom Stock Plan equal to 50% of base salary in February 2014, which are considered compensation for the fiscal year 2014.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant's contributions and, at our option, a discretionary contribution that is allocated to all 401(k) participants. We consider this match in our evaluation of overall compensation; however, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or be competitive with similarly-situated executives at other companies in our industry. As a result, we offer certain employees, including our named executive officers, the opportunity to participate in a non-qualified deferred compensation plan.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for funding their retirement through our 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer significant percentages of both their annual base salary and their monthly non-equity incentive compensation. The retirement benefits for our named executive officers are largely self-funded and unsecured, and the availability of these retirement benefits will depend on our ability to fund future payments. The plan is described in further detail under the caption "Executive Compensation - 2013 Nonqualified Deferred Compensation" in this proxy statement.

Section 162(m) of the Code

On May 31, 2013, our shareholders reapproved the material terms of the PIP at the 2013 annual meeting of shareholders. This approval enabled us, pursuant to Section 162(m) of the Code, to maximize our income tax deductions for compensation paid to certain participants in the PIP. The Compensation Committee considers deductibility of executive compensation paid to our named executive officers, although prior to shareholder approval of the material terms of the PIP in 2008, it awarded compensation despite non-deductibility when it believed such compensation was warranted. The Compensation Committee reserves the discretion to do so under similar and appropriate circumstances.

Employment Agreements

We currently maintain employment agreements with Earl E. Congdon, our Executive Chairman of the Board, and David S. Congdon, our President and Chief Executive Officer. These employment agreements are designed to:

•	establish non-competition and non-solicitation agreements, in order to limit our exposure to competition by any of these executives in the event of termination of his employment;

•	provide long-term incentives to retain David S. Congdon and to ensure the continuity of leadership upon the retirement of Earl E. Congdon;

•	provide protection to these executives in the event we experience a change in control; and

•	limit our exposure to a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by the estate of these executives in the event of death.

Each agreement was tailored to address the competitive and financial exposures to both us and the employee referred to above. The terms and provisions of these agreements are described in more detail under the caption "Executive Compensation - Employment Agreements" in this proxy statement.

Change of Control and Post-Employment Benefit Considerations

The employment agreements for each of Earl E. Congdon and David S. Congdon provide for post-employment benefits that result from a change in control. In addition, David S. Congdon is entitled to receive post-employment benefits upon termination for any reason, except for death, termination by us for cause or termination by the executive for a reason not constituting “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” The employment agreements, including post-employment benefits, are described in more detail under the caption "Executive Compensation – Employment Agreements" in this proxy statement.

The Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, as amended, provides for post-employment benefits that result from a change in control to eligible key executives, including three named executive officers: Greg C. Gantt, J. Wes Frye and Cecil E. Overbey, Jr. The benefits provided by this plan are described in more detail under the caption "Executive Compensation – Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives" in this proxy statement.

We believe that the employment agreements and the Change of Control Severance Plan for Key Executives provide a reasonable level of protection to our named executive officers in the event we experience a change of control. We also believe the post-employment benefits provided in the employment agreement for David S. Congdon are an effective incentive for retaining this key executive officer, who we believe is critical to our continued success.

Other Benefits and Perquisites

Our named executive officers participate equitably, except as noted below, with all employees in our employee benefits, which include medical, dental, vision, short-term disability and group life insurance. Each named executive officer receives term-life insurance benefits insuring his life for $300,000, if under the age of 70, or $150,000, if over the age of 70. In addition, the employment agreement with David S. Congdon provides for the reimbursement of premiums for term-life insurance coverage up to $10,000,000, subject to certain limitations. This perquisite was granted to Mr. Congdon to protect us from a sudden and significant drop in the market value of our common stock that could result from a liquidation of shares by his estate in the event of his death. Earl E. Congdon, at his own expense, has obtained additional life insurance benefits that we deem adequate in mitigating this risk; therefore, no additional life insurance benefits were provided to him.

We provide basic employee group health and dental coverage for all employees but charge a premium for dependent and family coverage. We have waived the premiums for basic coverage for our named executive officers' families, which are included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation – Summary Compensation Table" in this proxy statement.

In 2013, we offered our officers, including our named executive officers, the opportunity to participate, on a voluntary basis, in an executive health program. For participants in this program, we paid the costs for an initial comprehensive health assessment to address their overall medical needs and assess their health risks. Participants, at their own expense, had the opportunity to choose additional testing, if desired. Our cost to provide this benefit ranged from $3,150 to $5,040 per participant, which cost is included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement. We expect to make this benefit available to our officers, including our named executive officers, on an annual basis.

The named executive officers, with the exception of J. Wes Frye, have elected to use a Company-provided automobile. We have adjusted the annual base salary commensurately for Mr. Frye to compensate for the absence of this perquisite. The taxable value of the personal use of these automobiles is included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement.

The employment agreements for Earl E. Congdon and David S. Congdon allow for personal use of our corporate aircraft. In 2013, personal use of our corporate aircraft by our named executive officers represented approximately 7% of the total hours that our aircraft were utilized. The incremental cost for the personal use of our corporate aircraft is included in the “All Other Compensation” column of the Summary Compensation Table under the caption "Executive Compensation - Summary Compensation Table" in this proxy statement.

Advisory Vote on Executive Compensation

Since our 2011 Annual Meeting, we have conducted an advisory vote on the approval of compensation for our named executive officers each year at our annual meeting of shareholders. While this is a non-binding vote, we believe it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, all of which are disclosed in our proxy statement. Our Board of Directors and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders.

At the 2013 Annual Meeting, 96.4% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. Our Compensation Committee and our Board of Directors have carefully considered the advisory vote results and, based in part on the recommendations of PM&P and the high level of shareholder approval obtained at our 2013 Annual Meeting, continue to believe that our existing executive compensation program has been and remains tailored to our business strategies, aligns pay with performance, reflects competitive pay practices and appropriately rewards or penalizes our management team based on the level of financial success of our Company each year. Our strong, industry-leading financial performance in 2013 reinforces the view of our Compensation Committee and Board of Directors that our executive compensation program is achieving its objectives.

Nevertheless, following last year's advisory vote, the Compensation Committee reviewed our executive compensation program to continue to align the program with shareholder interests. During fiscal 2013, the
Compensation Committee engaged PM&P to review and analyze the competitiveness of and provide recommendations on our executive compensation program and non-employee director compensation program, and provide input on executive officer total cash compensation and our short- and long-term incentive programs.
Although PM&P did not recommend any changes to our executive compensation program, the Compensation
Committee reviewed and considered the results of PM&P’s analysis in making its compensation decisions for fiscal 2013. See “Compensation Discussion and Analysis – Role of the Compensation Consultant,” above.

The Compensation Committee and the Board of Directors will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” Proposal 2 at the Annual Meeting. More information on Proposal 2 can be found under the caption “Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” in this proxy statement.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and their role in determining the total amount of current compensation for our named executive officers. The Committee also considered whether our compensation policies and practices promote or encourage unnecessary and excessive risks and concluded they do not. In addition, the Committee considered the review and analysis of our executive compensation program conducted by PM&P, which helped the Committee to reaffirm the Company’s compensation strategy and approach. The Committee believes the amount of each element of pay and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer's experience and individual performance, our operational and financial performance relative to our own expectations and the industry, and the officer's role in creating shareholder value.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2013 through incorporation by reference to this proxy statement.
Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,
Robert G. Culp, III, Chairman
Leo H. Suggs
D. Michael Wray

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table provides an overview of compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (together, our “named executive officers”) for the years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Earl E. Congdon Executive Chairman of the Board	2013	540,453	278,695	3,418,332	64,003	4,301,483
	2012	524,711	266,886	2,840,219	56,953	3,688,769
	2011	509,807	102,440	2,288,873	62,758	2,963,878
David S. Congdon President, Chief Executive Officer and Director	2013	540,453	278,695	3,418,332	73,027	4,310,507
	2012	524,711	266,886	2,840,219	60,681	3,692,497
	2011	509,807	102,440	2,288,873	58,756	2,959,876
Greg C. Gantt Executive Vice President and Chief Operating Officer	2013	397,392	204,924	1,150,400	16,049	1,768,765
	2012	385,817	196,240	955,843	15,317	1,553,217
	2011	337,506	55,944	702,873	11,543	1,107,866
J. Wes Frye Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary	2013	322,677	166,392	920,320	19,068	1,428,457
	2012	313,278	159,356	764,674	15,625	1,252,933
	2011	304,380	61,165	616,235	10,267	992,047
Cecil E. Overbey, Jr. Senior Vice President - Strategic Development (4)	2013	238,435	122,940	657,371	21,842	1,040,588
	2012	231,490	117,744	546,196	16,688	912,118

(1)
Reflects the aggregate grant date fair value of awards granted during the respective year under the Employee Phantom Stock Plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable service-based vesting conditions. All awards were granted pursuant to the provisions of the Employee Phantom Stock Plans. The awards granted in 2013 were based on fiscal 2012 financial results and are included below in the Grants of Plan-Based Awards table. No shares of our common stock will be issued pursuant to the Employee Phantom Stock Plans, as the awards are required to be settled in cash. While 2012 financial results were used in the determination of the awards granted in 2013, awards under the Employee Phantom Stock Plans are discretionary. Our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating annual compensation for our named executive officers.

(2)
Pursuant to our PIP, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year subject to certain restrictions. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned; therefore, the table reflects the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.

(3)	See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2013.

(4)	Mr. Overbey was not a named executive officer for the year ended December 31, 2011.

All Other Compensation

The allocation of 2013 “All Other Compensation” from the Summary Compensation Table is presented below:

Name	Personal Use of Corporate Aircraft ($)(1)	Life Insurance Premiums ($)(2)	Health Benefits ($)(3)	Personal Use of Corporate Automobile ($)(4)	Company Contributions to the 401(k) Plan ($)(5)	Total ($)
Earl E. Congdon	42,287	2,472	5,126	4,159	9,959	64,003
David S. Congdon	25,353	20,975	7,640	9,100	9,959	73,027
Greg C. Gantt	—	1,290	2,576	2,137	10,046	16,049
J. Wes Frye	—	3,810	5,296	—	9,962	19,068
Cecil E. Overbey, Jr.	—	690	5,800	5,526	9,826	21,842

(1)	For the purpose of this table, compensation for the personal use of the corporate aircraft is calculated using incremental variable cost per flight hour.

(2)
Includes the following: (i) the taxable excess group term-life insurance premiums under our group term-life insurance policy for all employees and (ii) reimbursement of term-life premiums for a $10,000,000 policy provided to David S. Congdon under his employment agreement that is further described under the caption “Executive Compensation – Employment Agreements – Employment Agreement with David S. Congdon” in this proxy statement.

(3)
We offered our employees a choice in group health and dental plans that vary by the level of benefits available and premiums paid by the employee. Employee premiums for our basic group plans are waived for our named executive officers. If our named executive officers elect to enroll in plans with higher benefits and premiums, they are required to pay the difference in premiums between the basic plan and the more robust plan selected. The amount in the table reflects (i) the value of the basic group health and dental premiums that we waived for our named executive officers in 2013 ($1,976 for Earl E. Congdon, $2,600 for David S. Congdon, $2,576 for Mr. Gantt, $2,096 for Mr. Frye and $2,600 for Mr. Overbey); and (ii) our cost to provide to our named executive officers the opportunity to participate, on a voluntary basis, in an initial health assessment through an executive health program ($3,150 for Earl E. Congdon, $5,040 for David S. Congdon, $3,200 for Mr. Frye and $3,200 for Mr. Overbey).

(4)
The amount reflected in the table for personal use of a Company-provided automobile is calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven.

(5)
Each of our named executive officers is eligible to participate in the Old Dominion 401(k) Employee Retirement Plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guarantee a match of 30% of the first 6% of all employee contributions. Additional employer contributions may be awarded on a non-discriminatory basis to all participants at the discretion of our Board of Directors, and such discretionary employer contributions were awarded in 2013.

2013 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made to our named executive officers during fiscal 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Earl E. Congdon	2/13/2013	—	—	—	7,703	278,695
David S. Congdon	2/13/2013	—	—	—	7,703	278,695
Greg C. Gantt	2/13/2013	—	—	—	5,664	204,924
J. Wes Frye	2/13/2013	—	—	—	4,599	166,392
Cecil E. Overbey, Jr.	2/13/2013	—	—	—	3,398	122,940

(1)	All payments made pursuant to the PIP and relating to the 2013 fiscal year have been made and are reflected in the ”Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Shares of phantom stock granted under the 2012 Phantom Stock Plan in 2013 were based upon our financial performance in fiscal year 2012. Each named executive officer was awarded shares of phantom stock equal to 50% of his base salary on the grant date divided by the moving average price of our common stock for the 50-day period commencing November 30, 2012 and ending February 12, 2013. While 2012 financial results were used in the determination of the awards granted in 2013, awards under our Employee Phantom Stock Plans are discretionary. Additionally, our Compensation Committee considers the value of the grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers. No shares of our common stock will be issued pursuant to the Employee Phantom Stock Plans, as the awards are required to be settled in cash.

(3)
The grant date fair value of phantom stock awards, computed in accordance with ASC 718, is determined by the number of shares set forth above multiplied by the February 13, 2013 closing share price of $36.18 as reported on the NASDAQ Global Select Market.

Our Employee Phantom Stock Plans are discussed in more detail under the caption "Compensation Discussion and Analysis – Elements of Compensation – Employee Phantom Stock Plans" in this proxy statement.

Outstanding Awards at 2013 Fiscal Year-End

The following table reflects awards under our Employee Phantom Stock Plans to our named executive officers that have not vested at year-end 2013:

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Earl E. Congdon(3)	7,703	408,413
David S. Congdon(4)	38,118	2,021,016
Greg C. Gantt(5)	23,971	1,270,942
J. Wes Frye(6)	4,599	243,839
Cecil E. Overbey, Jr.(7)	14,410	764,018

(1)
Each named executive officer's unvested phantom stock awards are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis – Elements of Compensation – Employee Phantom Stock Plans." No shares of common stock will be issued pursuant to our Employee Phantom Stock Plans, as the awards are required to be settled in cash.

(2)
The market value of phantom stock awards that have not vested at year-end 2013 for each named executive officer is determined by multiplying the number of shares set forth above by the December 31, 2013 closing share price of $53.02 as reported on the NASDAQ Global Select Market.

(3)	Earl E. Congdon's unvested phantom stock award of 7,703 shares was granted on February 13, 2013.

(4)
David S. Congdon's unvested phantom stock awards were granted as follows: 8,440 shares granted on February 9, 2009; 8,055 shares granted on February 8, 2010; 4,944 shares granted on February 11, 2011; 8,976 shares granted on February 13, 2012; and 7,703 shares granted on February 13, 2013.

(5)
Mr. Gantt's unvested phantom stock awards were granted as follows: 4,608 shares granted on February 9, 2009; 4,399 shares granted on February 8, 2010; 2,700 shares granted on February 11, 2011; 6,600 shares granted on February 13, 2012; and 5,664 shares granted on February 13, 2013.

(6)	Mr. Frye's unvested phantom stock award of 4,599 shares was granted on February 13, 2013.

(7)
Mr. Overbey's unvested phantom stock awards were granted as follows: 2,718 shares granted on February 9, 2009; 2,594 shares granted on February 8, 2010; 1,740 shares granted on February 11, 2011; 3,960 shares granted on February 13, 2012; and 3,398 shares granted on February 13, 2013.

2013 Phantom Stock Vested

The following table displays the phantom stock awards to our executive officers that vested during 2013 under our Employee Phantom Stock Plans:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Earl E. Congdon(1)	—	-(3)
David S. Congdon	7,506	-(4)
Greg C. Gantt	4,100	-(5)
J. Wes Frye(1)	—	-(6)
Cecil E. Overbey, Jr.	2,417	-(7)

(1)
Earl E. Congdon and Mr. Frye have attained the age of 65 while employed with us and therefore all of their awards under the Phantom Stock Plan have vested. In 2013, phantom stock awards were first granted under the 2012 Phantom Stock Plan; however, these awards have not vested for Earl E. Congdon and Mr. Frye because the specified vesting provisions in that plan have not been satisfied.

(2)
Participants are only entitled to receive cash amounts due for each vested share of phantom stock on the settlement date, which shall be made from our general funds. As a result, the value of the phantom shares vested during 2013, as well as prior-year grants, is deferred until the settlement date. The value realized on the settlement date will be based on the fair market value of our common stock on such date as defined in the plans. The settlement date generally is the earliest of: (i) the date of the participant's termination of employment on or after attaining age 55 (for awards under the Phantom Stock Plan), or age 65 (for awards under the 2012 Phantom Stock Plan), for any reason other than death, total disability, or for cause; (ii) the date of the participant's death while employed by us; or (iii) the date of the participant's termination of employment as a result of total disability.

(3)	The market value of Earl E. Congdon's total of 54,402 vested phantom shares at year-end 2013 was $2,884,394.

(4)
The market value of phantom shares that vested during 2013 for David S. Congdon was $397,968, as determined by multiplying the number of phantom shares that vested in 2013 set forth above by the December 31, 2013 closing share price of $53.02 as reported on the NASDAQ Global Select Market. The market value of Mr. Congdon's total of 16,902 vested phantom shares at year-end 2013 was $896,144.

(5)
The market value of phantom shares that vested during 2013 for Mr. Gantt was $217,382, as determined by multiplying the number of phantom shares that vested in 2013 set forth above by the December 31, 2013 closing share price of $53.02 as reported on the NASDAQ Global Select Market. The market value of Mr. Gantt's total of 10,251 vested phantom shares at year-end 2013 was $543,508.

(6)	The market value of Mr. Frye's total of 29,599 vested phantom shares at year-end 2013 was $1,569,339.

(7)
The market value of phantom shares that vested during 2013 for Mr. Overbey was $128,149, as determined by multiplying the number of phantom shares that vested in 2013 set forth above by the December 31, 2013 closing share price of $53.02 as reported on the NASDAQ Global Select Market. The market value of Mr. Overbey's total of 6,730 vested phantom shares at year-end 2013 was $356,825.

2013 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers' contributions to and earnings from our deferred compensation plans, which are described below, in 2013:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Earl E. Congdon	—	—	603,029	—	6,189,144
David S. Congdon	395,879	—	1,010,458	—	5,543,422
Greg C. Gantt	230,080	—	45,756	—	1,169,159
J. Wes Frye	—	—	252,726	—	1,364,512
Cecil E. Overbey, Jr.	197,211	—	25,620	—	692,672

(1)
Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our PIP for 2013. These amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)
Aggregate earnings represent the return on the investment options selected by each named executive officer in 2013 in our deferred compensation plans. Earnings are not guaranteed rates of return and reflect actual market fluctuations of the funds in which they are deemed to be invested. These earnings are calculated in the same manner and at the same rate as earnings on externally managed funds or are based upon other market determined rates; therefore, participant earnings in the deferred compensation plans do not constitute above-market or preferential earnings and are not included in the Summary Compensation Table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation. This plan was amended and restated effective January 1, 2009, and further amended effective January 1, 2010 and November 10, 2011. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options that mirror the actual performance of publicly-traded funds. As of each March 31, June 30, September 30 and December 31, the deferred compensation account of each participant is adjusted to reflect gains and losses from their selected investment options in which the amount in the account is deemed invested. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant. The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant's entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer allowed under this plan, as it did not fully comply with the then-new requirements of Section 409A of the Code. Gains and losses for this plan are determined in the same manner as for the Nonqualified Deferred Compensation Plan. Distributions are, and will be, handled in the same manner as described above.

Potential Payments Upon Termination or Change of Control

Below is a table showing the amount of post-employment payments and benefits that would be provided to each named executive officer under the provisions of their employment agreements (to the extent applicable), the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, the Employee Phantom Stock Plans, and other welfare benefits, assuming that the triggering event occurred at December 31, 2013. Such amounts would be paid from our general funds.

Name and Principal Position	Employment Agreement or Severance Plan ($)	Phantom Stock ($)(1)	Other ($)(2)	Total ($)(6)
Earl E. Congdon	11,878,174 (3)	3,292,807	—	15,170,981
David S. Congdon	10,123,784 (4)	2,917,160	32,501	13,073,445
Greg C. Gantt	4,002,628 (5)	1,814,450	32,501	5,849,579
J. Wes Frye	3,270,347 (5)	1,813,178	32,501	5,116,026
Cecil E. Overbey, Jr.	2,359,842 (5)	1,120,843	32,501	3,513,186

(1)
Pursuant to the Employee Phantom Stock Plans, all unvested awards of phantom stock are forfeited upon termination unless otherwise determined by the administrator or termination results from a change of control, death or total disability. All vested and unvested awards of phantom stock are forfeited if these named executive officers are terminated by us "for cause." The values in this table were determined by multiplying the sum of all vested and unvested shares of phantom stock held by each named executive officer by the December 31, 2013 closing share price of our common stock of $53.02, as reported on the NASDAQ Global Select Market.

(2)	Amount payable for welfare benefits under the named executive officer's employment agreement, if applicable, or the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives.

(3)
Amount payable pursuant to the named executive officer's employment agreement is equal to three (3) times the sum of the executive's base salary before the change in control and the annual bonus paid to him for the preceding calendar year under the PIP. This estimated amount is payable in a lump sum and due only if the executive's employment is terminated: 1) by exercise of the 120-day notice exception by either the Company or Mr. Congdon; 2) by Mr. Congdon for “good reason” as defined in the agreement; or 3) as a result of the expiration of the employment agreement on November 1, 2015; and such termination occurs within 12 months after a change of control. There would be no payment upon termination if Mr. Congdon's employment is terminated as described above and such termination does not occur within 12 months of a change in control (or, in the case of a termination for “good reason” due to a fundamental disagreement with the Board, within three years after a change in control), or Mr. Congdon's employment is terminated at any time due to his death or total disability or by the Company for cause.

(4)
Amount payable pursuant to the named executive officer's employment agreement under a three-year salary continuation provision on the normal payroll schedule for salaried employees. The settlement provisions of this agreement are further described in the “Employment Agreements” section below, but generally provide for the payment of this estimated amount at termination due to retirement, total disability or a change of control. No payment would be made if termination resulted from (i) death; (ii) for cause; or (iii) termination by the executive for a reason not constituting “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” See also “Existing Life Insurance Policies” below.

(5)
Amount payable pursuant to the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives, which is equal to three times the sum of the executive's base salary in effect at the termination date and the average of cash incentives paid in the preceding three full calendar years. This estimated amount is payable over the compensation continuance period on the normal payroll schedule for salaried employees and due only if the executive's employment is terminated within 12 months of a change of control and is reduced to two-thirds of this amount if terminated within 13 to 24 months of a change in control and one-third of this amount if terminated within 25 to 36 months of a change in control. There would be no payment upon termination of employment for retirement, death, total disability or for cause.

(6)
Our named executive officers, or their beneficiaries, will also receive payments due to them at retirement, death or disability pursuant to our non-discriminatory 401(k) retirement plan and our deferred compensation plans. The amounts due to each named executive officer under our deferred compensation plans are provided under the caption "Executive Compensation – 2013 Nonqualified Deferred Compensation" in this proxy statement.

Existing Life Insurance Policies

David S. Congdon is eligible to receive a life insurance benefit that provides the executive and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us under his employment agreement. Upon his death, Mr. Congdon's elected beneficiaries would receive the death benefits provided for under the policy he has obtained, which are currently $10,000,000.

Employment Agreements

We currently have employment agreements with Earl E. Congdon and David S. Congdon, which were approved by the Board of Directors based on the recommendation of the Compensation Committee of the Board. Each agreement requires the executive to perform duties customarily performed by a person holding his respective position and to perform other services and duties reasonably assigned from time to time by us or, with respect to the agreement with Earl E. Congdon, by the Board of Directors.

Employment Agreement with Earl E. Congdon

The amended and restated employment agreement with Earl E. Congdon entitles him, while employed by us, to: (i) receive a base salary to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in the PIP, our executive profit-sharing bonus program; (iii) participate in any of our other bonus or incentive plans (whether in existence on the date of the employment agreement or later established) in which our other senior executives are entitled to participate; (iv) receive a discretionary bonus if so awarded by the Board from time to time; (v) participate in certain other plans and benefits we offer to our senior executives generally; (vi) personal use of our corporate aircraft (in accordance with our general policy); and (vii) an automobile for personal and business use. Although the Board may also award a discretionary bonus to be paid in the manner specified by the Board at the time any such bonus is approved, no such bonuses were approved or paid during 2013.

The employment agreement shall continue until the earliest of (i) November 1, 2015; (ii) the date of his death; (iii) the specified date of termination under either our or his exercise of the 120-day notice exception; (iv) the date of termination by the Company for cause; (v) the date he terminates his employment for Good Reason; or (vi) the date of termination resulting from his total disability.  “Good Reason” is generally defined as (a) our material breach of any provision of the agreement; (b) his failure to be elected or re-elected to the Board; (c) a material reduction in his base salary; (d) the merger of the Company or transfer of a significant portion of its assets unless the successor assumes all of our duties and obligations under the agreement; (e) the assignment of duties to him inconsistent with his position in the Company; (f) the exclusion of his participation in our employee benefit plans; (g) the transfer of his primary work location to a location that is more than 30 miles from his current primary work location or the requirement that he relocate his principal residence more than 30 miles from his current primary work location; (h) our requirement that he travel on Company business to a substantially greater extent than required immediately prior to the date of the agreement; or (i) the occurrence of a Fundamental Disagreement.  A “Fundamental Disagreement” is generally defined as a material disagreement between Mr. Congdon and the Board that occurs within three years after a Change of Control, concerns the strategic direction of the Company or another issue of fundamental importance to the Company and is deemed to be a Fundamental Disagreement by a majority of the members of the Board who are not also members of his family.  If he terminates his employment for Good Reason or we terminate him for cause, each party generally will have 30 days after the receipt of the notice of termination to cure the reason given in the notice.  In the event that such cure is timely and to the satisfaction of the parties, the notice of termination would become null and void.

Pursuant to the agreement, Mr. Congdon is generally entitled to certain compensatory benefits if his employment is terminated within 12 months of a Change of Control.  Generally, a Change of Control is defined to be the earliest of (i) the date any person or group of persons, directly or indirectly, becomes the beneficial owner of 35% or more of the combined voting power of our then outstanding shares of common stock (excluding Mr. Congdon, our employee benefit plans, and any member of Mr. Congdon's family unless a majority of the independent members of the Board determines that such family member's beneficial ownership creates a substantial threat to corporate policy and effectiveness); (ii) the date when individuals who at the beginning of any two-year period constitute the Board, plus new directors whose nomination or election was approved by at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the Board; (iii) the date of an equity transaction that would result in our voting securities immediately prior to the transaction representing less than 60% of the combined voting power of the Company or a surviving entity immediately after the transaction; (iv) the date of a complete liquidation or winding-up of the Company; (v) the date of the sale or disposition of all or substantially all of our assets; or (vi) the date of our bankruptcy filing.

If Mr. Congdon's employment is terminated by the Company by exercise of the 120-day notice exception, by Mr. Congdon by exercise of the 120-day notice exception, by Mr. Congdon for Good Reason, or as a result of the expiration of the term on November 1, 2015, and such termination occurs within 12 months after a Change of Control (or, in the case of a termination for Good Reason due to a Fundamental Disagreement, within three years after the Change of Control), he is entitled to receive a lump sum payment of any compensation due but not yet paid through the termination date plus a payment equal to three times the sum of (i) his annual base salary in effect at that time and (ii) the annual bonus paid to him for the preceding calendar year under the PIP, the Company's executive profit-sharing bonus program.  If Mr. Congdon's employment is terminated as described above and such termination does not occur within 12 months after a Change of Control (or, in the case of a termination for Good Reason due to a Fundamental Disagreement, within three years after the Change of Control), or Mr. Congdon's employment is terminated at any time due to his death or total disability or by the Company for cause, he is only entitled to receive in a lump sum any compensation due but not yet paid through the termination date.  Any amounts payable to Mr. Congdon will be paid on the first day of the seventh calendar month following the calendar month in which his termination occurs as required by Section 409A of the Code.

Mr. Congdon is also subject to a non-competition and non-solicitation clause, which covers the term of his employment plus the twenty-four month period following his termination of employment. In addition, Mr. Congdon's bonus, incentive and/or equity-based compensation paid to him under or pursuant to the terms of the employment agreement or any other plan or program of the Company will be subject to any recoupment, "clawback" or similar policy adopted by the Board after the date of the employment agreement.

Employment Agreement with David S. Congdon

The employment agreement with David S. Congdon entitles him, while employed by us, to (i) a base salary, to be reviewed annually in accordance with standard payroll practices and procedures applicable to our executive officers; (ii) participate in the PIP, our executive profit-sharing bonus program, any of our other bonus or incentive plans (whether in existence at the date of the employment agreement or later established) in which our other senior executives are entitled to participate and certain other plans and benefits we offer to our senior executives generally; (iii) a discretionary bonus as determined by the Board; (iv) the personal use of our corporate aircraft (in accordance with our general policy); (v) an automobile for personal and business use; and (vi) receive a life insurance benefit that provides him and his family with up to $10,000,000 in coverage at preferred rates, with premiums being paid or reimbursed by us.

This agreement provides for a term that continues until the earliest of (i) written notice of termination of the agreement by us or Mr. Congdon; (ii) the death of the executive; (iii) written notice by the executive or us of a desire to terminate, subject to a 90-day notice requirement; (iv) termination “for cause,” which is generally defined above under “Employment Agreement with Earl E. Congdon”; (v) termination by the executive for “good reason,” which is generally defined above under “Employment Agreement with Earl E. Congdon”; or (vi) termination resulting from total disability. Unless written notification is provided by Mr. Congdon or us, the term is automatically extended on the first day of each month for one additional calendar month, unless Mr. Congdon or we desire to fix the term for a definite three-year period.

If termination of the employment of Mr. Congdon, either voluntarily or by us, results in a compensation continuance termination event, Mr. Congdon is entitled to receive his base salary through the last day of the month of termination and, for the three-year period following termination, an annual amount equal to the average of Mr. Congdon's base salary and his annual bonus under our non-equity incentive plan for the three calendar years within the five calendar-year period preceding termination that produces the highest average annual compensation. A compensation continuance termination event is defined in the employment agreement to mean termination due to: (i) our exercise of the 90-day notice exception; (ii) Mr. Congdon's exercise of the 90-day notice exception after attaining the age of 65; (iii) disability; (iv) good reason; or (v) the expiration of a three-year term after being fixed by us. If the excise tax under Section 4999 of the Code would apply to such payments, they will be reduced or otherwise adjusted so that the excise tax will not apply. Mr. Congdon's final average compensation payable during the first six months of the compensation continuance period shall be paid to him in a lump sum as of the first day of the seventh calendar month of the compensation continuance period. During such period, he will also receive continued coverage under our medical, dental, vision and life insurance benefit programs. If the termination does not result in a compensation continuance termination event, Mr. Congdon is due only his base salary through the last day of the month in which the termination date occurs.

Mr. Congdon is also subject to a non-competition and non-solicitation clause, which covers the term of his employment plus the twenty-four month period following his termination of employment.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On May 16, 2005, the Board approved and we adopted the Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives (the “Severance Plan”) for eligible key executives as determined by the Compensation Committee. Eligible key executives include three named executive officers: Greg C. Gantt, J. Wes Frye and Cecil E. Overbey, Jr., but exclude the other named executive officers who are parties to employment agreements that provide change of control and severance benefits. The Severance Plan was amended and restated effective January 1, 2009 to comply with Section 409A of the Code. Under the Severance Plan, termination of a participant's employment by us for any reason other than for cause, death or total disability, or by the participant for good reason occurring within 36 months following a change in control, entitles the participant to receive the following benefits: (i) receipt of base salary through the last day of the month in which the termination date occurs; (ii) a monthly benefit equal to the participant's monthly termination compensation, as defined in the Severance Plan, during the compensation continuance period; and (iii) continued participation in our welfare benefit plans until the earlier of the participant's death or the last day of the calendar month in which the participant receives his final payment of termination compensation. The compensation continuance period is equal to 12 calendar months plus three additional calendar months for each year of service completed by the participant as of the termination date in excess of 10 years, not to exceed 36 calendar months.

DIRECTOR COMPENSATION

2013 Compensation of Directors

The following table reflects compensation earned for services performed in 2013 by members of our Board of Directors who were not named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
J. Paul Breitbach	63,352 (2)	51,383	—	114,735
John R. Congdon	—	—	99,360 (3)	99,360
John R. Congdon, Jr.	55,000	51,383	—	106,383
Robert G. Culp, III	85,000	51,383	—	136,383
John D. Kasarda	65,000	51,383	—	116,383
Leo H. Suggs	55,000	51,383	—	106,383
D. Michael Wray	66,648 (2)	51,383	1,000 (4)	119,031

(1)
Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, disregarding the estimate of forfeitures related to applicable service-based vesting conditions. Awards were granted in 2013 pursuant to the provisions of the Old Dominion Freight Line, Inc. Director Phantom Stock Plan (the “Director Phantom Stock Plan”), as discussed below. Each non-executive director was awarded a number of phantom shares equal to $50,000, as determined by the average closing price of our common stock of $41.90 on June 4, 2013 through June 6, 2013, the three business days preceding the grant date of June 7, 2013. The value of these awards in the table was determined by multiplying the 1,193 phantom stock shares awarded to each non-employee director by the closing share price of $43.07 on the grant date of June 7, 2013, the fifth business day following the 2013 Annual Meeting of Shareholders, and assumes that all shares will vest in accordance with the requirements of the Director Phantom Stock Plan. As of December 31, 2013, the 1,193 phantom shares granted on June 7, 2013 represented the only unvested shares for each non-employee director. No shares of our common stock will be issued pursuant to the plan, as the awards are required to be settled in cash.

(2)
On May 31, 2013, Mr. Wray succeeded Mr. Breitbach as Chairman of the Audit Committee of the Board of Directors. Accordingly, the annual retainer for the Audit Committee Chairman was prorated between Messrs. Wray and Breitbach for the period each held that position.

(3)
Until his death on October 30, 2013, John R. Congdon served as an employee director, and therefore was not paid an annual retainer fee for the services he performed as a director in 2013. The amount shown includes (i) base salary payments of $65,677; (ii) our matching contributions to his 401(k) retirement plan account of $5,523; and (iii) the taxable benefits of $28,160 under the split-dollar life insurance policies that are described below under the caption "Related Person Transactions - Split-Dollar Life Insurance Policies" in this proxy statement.

(4)	We contributed $1,000 to a qualifying charitable organization, recognized as a tax-exempt organization under Section 501(c)(3) of the Code, selected by and made on behalf of Mr. Wray.

Components of Compensation

The fee structure for non-executive directors and Chairmen of our Board Committees applicable for 2013 was approved by the Board of Directors on January 31, 2011 and became effective as of January 1, 2011. The annual retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter. Directors receive reimbursement of certain business and travel expenses incurred as a director. Otherwise, there is no additional compensation provided for attendance at in-person or telephonic meetings. As employees in 2013, each of Earl E. Congdon, David S. Congdon and John R. Congdon received no retainers for Board service.

On May 28, 2008, our Board of Directors approved the Director Phantom Stock Plan. Effective April 1,
2011, the Board of Directors amended the Director Phantom Stock Plan to allow an annual award of phantom shares equal to $50,000 on the grant date. Director Phantom Stock Plan awards generally vest upon the earlier to occur of the following, provided the participant is still serving as a director: (i) the one-year anniversary of the grant date; (ii) the date of the first annual meeting of shareholders that occurs after the grant date; (iii) the date of a change of control in our ownership; (iv) death; or (v) total disability. Awards that are not vested upon termination of service as a director are forfeited. Each participant is entitled to an amount in cash equal to the fair market value of a share of our common stock on the date service as a director terminates for any reason. No shares of common stock will be issued pursuant to the Director Phantom Stock Plan, as the awards are settled in cash.

In 2013, the Compensation Committee engaged PM&P to compare our director compensation program to the practices of publicly-traded peer companies and to survey data for comparable companies. PM&P’s analysis found that our average total compensation per director was significantly below both the median amounts reported by peer companies and survey data. PM&P developed various recommendations to increase director compensation within the current structure to position it at the median of peer company practices, taking into account: (i) the significant, relevant experience of our directors; (ii) our sustained high performance compared to our industry peers, and (iii) our need to attract and retain outside, independent directors with desired levels of experience.

Upon the recommendation of PM&P and the Compensation Committee, the Board determined that it would be in the best interests of the Company to: (i) increase the annual cash retainer for each non-executive director from $55,000 to $75,000, effective as of January 1, 2014; and (ii) amend the Director Phantom Stock Plan to increase the dollar amount that serves as the basis for the annual phantom stock award from $50,000 to $80,000, commencing with the annual awards to be granted following the 2014 Annual Meeting of Shareholders. The Board made no changes to the cash retainers payable to Committee Chairmen and the Lead Independent Director.

The compensation structure applicable for 2013 and 2014 is provided below:

Director Role	2013 Annual Cash Retainer Amount ($)	2014 Annual Cash Retainer Amount ($)
Member (all non-executive directors)	55,000	75,000
Audit Committee Chairman (1)	20,000	20,000
Compensation Committee Chairman (1)	10,000	10,000
Governance and Nomination Committee Chairman (1)	10,000	10,000
Lead Independent Director (1)	20,000	20,000

(1)
Each non-executive Chairman of a Board Committee and the Lead Independent Director receives an annual retainer for service as Chairman, which is in addition to the non-executive retainer of $55,000 in 2013 and $75,000 in 2014.

Director Role	2013 Annual Phantom Stock Grant Amount ($)	2014 Annual Phantom Stock Grant Amount ($)
Member (all non-executive directors)	50,000	80,000

RELATED PERSON TRANSACTIONS

Executive Officer and Director Family Relationships

Earl E. Congdon, the Executive Chairman of our Board of Directors, was the brother of John R. Congdon, a director until his death on October 30, 2013, and is the father of David S. Congdon, our President and Chief Executive Officer. John R. Congdon, Jr., a director, is the son of John R. Congdon and the nephew of Earl E. Congdon. At March 19, 2014, members of the Congdon family, in the aggregate, beneficially owned approximately 26% of our outstanding common stock.

Other Family Relationships

Mark A. Penley, our Director - Safety and Employee Relations, is the grandson of Earl E. Congdon and the nephew of David S. Congdon. For the year ended December 31, 2013, we paid Mr. Penley a base salary and bonus of $167,756, as well as other benefits totaling $14,110 (including our matching contributions to Mr. Penley's 401(k) plan account). Mr. Penley continues to serve as our Director - Safety and Employee Relations, and during 2014 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2013.

Mathew A. Penley, our Director - Supply Chain Sales, is the grandson of Earl E. Congdon and the nephew of David S. Congdon. For the year ended December 31, 2013, we paid Mr. Penley a base salary and bonus of $160,133, as well as other benefits totaling $7,025 (including our matching contributions to Mr. Penley's 401(k) plan account). Mr. Penley continues to serve as our Director - Supply Chain Sales, and during 2014 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2013.

Christopher M. Harrell, our Director - Fuel and Telematics, is the son-in-law of David S. Congdon. For the year ended December 31, 2013, we paid Mr. Harrell a base salary and bonus of $172,951, as well as other benefits totaling $13,452 (including our matching contributions to Mr. Harrell's 401(k) plan account). Mr. Harrell continues to serve as our Director - Fuel and Telematics, and during 2014 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2013.

Matthew H. Nowell, our Director - Real Estate Development, is the son-in-law of David S. Congdon. For the year ended December 31, 2013, we paid Mr. Nowell a base salary and bonus of $167,757, as well as other benefits totaling approximately $10,425 (including our matching contributions to Mr. Nowell's 401(k) plan account). Mr. Nowell continues to serve as our Director - Real Estate Development, and during 2014 he may receive compensation and other benefits for his services to us in amounts similar to those received during 2013.

Transactions with Old Dominion Truck Leasing, Inc.

Old Dominion Truck Leasing, Inc. (“Leasing”) is a North Carolina corporation whose voting stock is beneficially owned by members of the Congdon family. Leasing is primarily engaged in the business of leasing tractors, trailers and other vehicles as well as providing contract dedicated fleet services. John R. Congdon served as Chairman of the Board of Leasing until his death in October 2013 and was succeeded in that position by his son, John R. Congdon, Jr. Earl E. Congdon and David S. Congdon currently serve as members of Leasing's Board of Directors. Since 1986, we have combined our requirements with Leasing for the purchase of tractors, trailers, equipment, parts, tires and fuel. We believe that the termination of this arrangement would not have a material adverse impact on our financial results.

We purchased $299,000 of maintenance and other services from Leasing in 2013. We believe that the prices we pay for such services are no more than what would be charged by unaffiliated third parties for the same quality of work, and we intend to continue to purchase maintenance and other services from Leasing, provided that Leasing's prices continue to be favorable to us.

We charged Leasing $18,000 for the rental of property in 2013. No other services were provided to Leasing for the year ended December 31, 2013.

Split-Dollar Life Insurance Policies

We owned two split-dollar life insurance contracts insuring the life of John R. Congdon that were terminated upon Mr. Congdon's death in October 2013. The death benefits under these policies totaled an aggregate of $9.3 million, of which we received $7.3 million in December 2013 and Mr. Congdon's beneficiaries received $2.0 million.

Audit Committee Approval and Related Person Transaction Policy

Each of the foregoing transactions or series of transactions was reviewed and approved by the Audit Committee of our Board of Directors. In considering whether to approve such transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of the transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration. Generally, any transaction, arrangement or relationship with a related person, as defined by Item 404 of Regulation S-K under the Exchange Act, in an amount exceeding $120,000 and in which we are or would be a participant, requires the approval of the Audit Committee or a majority of the disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of us and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) the benefits to us; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Notwithstanding the foregoing, the Audit Committee has adopted a special approval process for certain transactions that we have entered into and will likely continue entering into with Leasing. These transactions include the following four types of transactions with Leasing, which have been separately approved by the Audit Committee:  (i) vehicle repair, maintenance and other services that we provide to Leasing in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 1"); (ii) vehicle repair, maintenance and other services that Leasing provides to us in an amount not to exceed $120,000 in any period since the last review of services by the Audit Committee ("Type 2"); (iii) leases of dedicated equipment for specific customers, who reimburse us for the lease amount through a periodic billing process that includes charges for additional services we provide ("Type 3"); and (iv) combined purchasing with Leasing of tractors, trailers, equipment, parts, tires and fuel to obtain volume price discounts, subject to review by the Audit Committee no less frequently than quarterly to confirm that the combined purchasing arrangement continues to be in the best interests of us (“Type 4”). There were no Type 3 transactions in 2013. In the event of a Type 3 transaction and prior to providing leased equipment to our customers, however, we will obtain a minimum of three bids from vendors approved by the customer. When Leasing is one of the vendors approved to submit bids, we will disclose to the customer our affiliation with Leasing. Any Type 3 transaction in connection with which we receive commissions or other financial benefit from Leasing in an amount that, together with all other Type 3 transactions entered into since the last review of such transactions by the Audit Committee, exceeds $120,000 will require the approval of the Audit Committee. With respect to each such transaction that is entered into or in conjunction with Leasing, the Audit Committee will not approve such transaction unless it determines that such transaction is in the best interest of us and our shareholders and that the terms are at least as favorable as those that could be obtained in an arms-length negotiation.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved related person transactions greater than $120,000 that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Taking into consideration the voting results from our 2011 Annual Meeting of Shareholders concerning the frequency of the shareholder advisory vote to approve the compensation of our named executive officers, we have determined that we will hold an annual advisory vote to approve the compensation of our named executive officers until the next required advisory vote on the frequency of such votes.

During 2013, our year-over-year revenue increased 9.5% to $2.3 billion, our net income increased 21.6% to $206.1 million and our earnings per diluted share grew 21.3% to $2.39. We also produced the best annual operating ratio (85.5%) in our history, and our financial position at the end of 2013 was stronger than at any time in our history as a public company. We believe our record performance in 2013 was attributable to the execution of our strategic plan, which included key decisions made by our named executive officers. Given the PIP's design to tie cash compensation to corporate performance, the payouts under the PIP for fiscal 2013 are reflective, and rewarding, of each named executive officer's efforts in achieving this record financial performance. Our strong, industry-leading financial performance in 2013 reinforces the view of our Compensation Committee and Board of Directors that our executive compensation program is achieving its objectives.

During 2013, the Compensation Committee engaged PM&P, an independent compensation consulting firm, to review and analyze the competitiveness of and to provide recommendations on our executive compensation program, including input on executive officer total cash compensation and our short- and long-term incentive programs. The Compensation Committee considered PM&P’s comparative analysis of named executive officers at nine publicly-traded transportation companies, along with PM&P’s recommendation that no changes be made to our executive compensation program, and concluded that our compensation policies are designed appropriately and are functioning as intended to produce long-term value for our shareholders. See “Compensation Discussion and Analysis - Role of the Compensation Consultant,” above.

Highlights of our executive compensation program include the following:

•	Pay-for-Performance

◦
Our PIP is designed to tie a significant portion of current cash compensation directly to corporate performance. PIP payouts rise and fall in a direct relationship to changes in our profitability, ensuring that our executive compensation is aligned with our financial performance. Just as our PIP can produce higher-than-market cash compensation during periods of high profitability, it can produce lower-than-market cash compensation during periods of low profitability.

•	Focus on Long-Term Success

◦
Our phantom stock awards are designed to reward loyalty and the creation of shareholder value. Awards vest over five years but are not settled until retirement or termination of employment, which may be much later. The ultimate value of the award is linked directly to the value of our common stock.

•	Alignment with Shareholder Interests

◦	Our compensation policies are designed to attract, motivate and retain key executives who are critical to our success.

◦	The PIP links a significant portion of executive compensation directly to our profitability.

◦	The phantom stock awards link a portion of executive compensation directly to the creation of long-term shareholder value.

◦	Settlement of phantom stock awards in cash minimizes dilution to other shareholders.

◦	Severance and change in control agreements do not include gross-ups for excise taxes.

◦
Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees. The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more thorough discussion of our compensation philosophy, which is designed to align our key executives' compensation with both our business objectives and the interests of our shareholders. We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included under the caption “Executive Compensation” in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion's named executive officers, as disclosed in the proxy statement for our 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Ernst & Young LLP charged the following fees for services relating to fiscal years 2013 and 2012:

Category of Service	Fiscal Year 2013 ($)	Fiscal Year 2012 ($)
Audit Fees	655,000	625,000
Audit-Related Fees	—	—
Tax Fees	71,100	58,000
All Other Fees	—	—
Total	726,100	683,000

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our financial statements for fiscal years 2013 and 2012, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of Ernst & Young LLP in 2013 to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2013, without charge, from our website, http://www.odfl.com, or by writing to J. Wes Frye, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: J. Wes Frye, Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary or by contacting us at (336)

889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

DEADLINE FOR SHAREHOLDER PROPOSALS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2015 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 18, 2014.

In addition to any other applicable requirements, for business to be properly brought before the 2015 Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary. Such notice must be given, either by personal delivery or by certified mail addressed to our Secretary, at our principal office and received at least 120 days and not more than 150 days prior to the first anniversary of the date that we mailed our proxy materials for the 2014 Annual Meeting. As a result, such proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on November 18, 2014 and no later than the close of business on December 18, 2014.

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the notice must contain (i) the name and address, as they appear on our stock transfer books, of such shareholder proposing such business; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (iv) the class and number of shares of our stock beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; and (v) a description of any agreement that has been entered into by or on behalf of the shareholder or any of its affiliates or associates, the intent of which is to mitigate loss, manage risks or benefit from changes in the share price of our stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of our stock.

As to each item of business, the notice must contain (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons therefor; (ii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by the shareholder; (iii) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement; and (iv) any material interest of the shareholder or beneficial owner, if any, in such business. In addition, any notice of a proposed director candidate must also comply with our bylaws, including the criteria set forth under the caption “Corporate Governance – Director Nominations” in this proxy statement. If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting.

By Order of the Board of Directors

Ross H. Parr
Vice President - Legal Affairs,
General Counsel and Secretary

Thomasville, North Carolina
April 17, 2014

OLD DOMINION FREIGHT LINE, INC.
ATTN: WES FRYE, CFO
500 OLD DOMINION WAY
THOMASVILLE, NC 27360

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72058-P49606 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLD DOMINION FREIGHT LINE, INC.

The Board of Directors recommends that you vote FOR ALL on the following proposal:

	For All	Withhold All	For All Except
1. Election of eight directors named below to the Company's Board of Directors for one-year terms and until their respective successors have been elected and qualified, as set forth in the accompanying proxy statement.	☐	☐	☐

Nominees:

01) Earl E. Congdon	05) Robert G. Culp, III
02) David S. Congdon	06) John D. Kasarda
03) J. Paul Breitbach	07) Leo H. Suggs
04) John R. Congdon, Jr.	08) D. Michael Wray

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends that you vote FOR the following proposal:

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:

	For	Against	Abstain
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Thursday, May 22, 2014, at 10:00 a.m. Eastern Daylight Time, at the principal executive offices of Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360.

PLEASE SIGN AND SEND IN YOUR PROXY

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2013.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M72059-P49606

OLD DOMINION FREIGHT LINE, INC.
Annual Meeting of Shareholders on May 22, 2014, 10:00 A.M. EDT
This proxy is solicited on behalf of the Board of Directors
and will be voted as properly specified by the shareholder.

The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates Earl E. Congdon, David S. Congdon and Ross H. Parr, and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Thursday, May 22, 2014 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side.

Please sign the proxy printed on the other side and return it at once unless you expect to attend the meeting in person. The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted "for" the election of each of the director nominees identified herein and "for" each of proposals 2 and 3 if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy by properly voting at the annual meeting or otherwise delivering a later-dated proxy.

Continued and to be signed on reverse side